SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COMMUNITY NATIONAL BANCORPORATION
---------------------------------
(Name of small business issuer in its charter)

  Georgia                 6021                  58-186963
--------------    --------------------      ----------------
(State or other     (Primary Standard       (I.R.S. Employer
jurisdiction of   Industrial Classification   Identification
incorporation or         Code Number)               No.)
organization)


561 East Washington Avenue - Box 2619
Ashburn, Georgia 31714-2619  -  (912) 567-9686
-----------------------------------------------
(Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)

T. Brinson Brock, Sr.
561 East Washington Avenue - Box 2619
Ashburn, Georgia 31714-2619  -  (912) 567-9686
-----------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies Requested to: Daniel D. Dinur - Dinur & Associates, P.C.
One Lakeside Commons - 990 Hammond Drive - Suite 760
Atlanta, Georgia 30328-5510  - (770) 395-3170
---------------------------------------------

Approximate date of commencement of proposed sale to the public:
As soon as practicable after effectiveness of this Registration
Statement
--------------------------------------------------------------

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
--------------------

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                           ----

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                         ----

If delivery of the prospectus is expected to be made pursuant to
Rule 434, check the following box.
                                   ----

CALCULATION OF REGISTRATION FEE

                             Proposed    Proposed
Title Of Each    Dollar      Maximum     Maximum
Class of         Amount      Offering   Aggregate    Amount of
Securities to     To Be      Price      Offering     Registration
Be Registered   Registered   Per Unit     Price         Fee

Common Stock    $4,000,000    $10.00    $4,000,000     $1,180

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



PROSPECTUS

COMMUNITY NATIONAL BANCORPORATION
A bank holding company for Community National Bank
--------------------------------------------------
400,000 Shares Maximum; 300,000 Shares Minimum
No Par Common Stock
---------------------------------------------------

Community National Bancorporation, a Georgia corporation (the "Company") hereby offers a minimum of 300,000 shares (the
"Minimum Subscription") of its no par Common Stock (the "Shares) and a maximum of 400,000 Shares (the "Maximum Subscription") at the price of $10.00 per Share (the "Offering Price"). The offering will be conducted on a "best efforts" basis through officers and directors of the Company who meet federal and applicable state exemptions from registration as broker/dealers and who will receive no commissions for such sales (the "Offering"). Subscription funds from the Offering will be deposited in an interest bearing escrow account with The Bankers Bank, Atlanta, Georgia (the "Escrow Agent") until at least the required minimum 300,000 Shares are sold or the Offering expires or is terminated by the Company. The subscription funds of any person who subscribes for Shares following satisfaction of the Minimum Subscription will not be placed in escrow, but will be immediately available to the Company. The Offering will expire at midnight, Ashburn, Georgia, time on November ____, 1998,
unless terminated earlier by the Company at its discretion with or without notice to any subscriber, but may be extended for three (3) consecutive thirty (30) day periods without notice to subscribers. Certain persons (the "Camden County Promoters") have agreed to subscribe for 100,000 Shares at the Offering Price within thirty (30) days after the effective date of the Registration Statement. In recognition of the financial risk they have undertaken prior to December 27, 1998 and as an incentive for them to serve as advisory directors for Community National Bank, if the Offering is successful, the Camden County Promoters will be granted warrants to acquire additional Shares at the Offering Price in the future subject to certain
conditions. See "THE OFFERING -- Bank Development Agreement". There is no public market for the Shares and there can be no assurance that an established active market for the Shares will develop in the future. See "THE OFFERING -- Determination of Offer Price" for information related to the determination of the Offering Price.
------------------------------------------------------------------

THE SECURITIES OFFERED HEREBY INVOLVE SIGNIFICANT RISK.  SEE
"RISK FACTORS".

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS
DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
---------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
----------------------------------------------------------------

                                    Underwriting
                       Price          Fees and        Proceeds
                      to Public    Commissions(1)   to Company(2)

Per Share             $10,00(3)          $0           $10.00(3)
Total Minimum
   for Shares         $3,000,000         $0           $3,000,000
Total Maximum
   for Shares         $4,000,000         $0           $4,000,000
-----------------------------------------------------------------

(1) The Shares offered hereby will be sold on a best-efforts, 300,000 Shares minimum basis by certain directors and executive officers of the Company and no commission will be paid on such sales. However, the Company reserves the right to utilize registered broker/dealers and agents as sales persons in the Offering of the Shares and to pay a reasonable fee or commission for their efforts. See "THE OFFERING."

(2) Assuming no fees or commissions are paid and before deducting expenses of the Offering, estimated to be approximately $129,680 (which includes registration fees, legal and accounting fees, advisory fees, escrow fees and expenses and other fees and expenses related to the initial registration and offering of the Shares). See "USE OF PROCEEDS."


(3)  The Offering Price was established by the Company based on a variety of factors and after consultation with Scott &
Stringfellow, Inc., an investment banking firm based in Richmond,
Virginia.
---------------------------------------------------------------

The Company reserves the unqualified right to terminate the Offering to the public during its pendency for any reason whatsoever.

THE DATE OF THIS PROSPECTUS IS MAY    , 1998.
                                  -----

(End of Outside Front Cover)
----------------------------


AVAILABLE INFORMATION
=====================

The Company is subject to certain informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549. The SEC also maintains a World Wide Web site, containing such reports, proxy and information statements and other information regarding the Company at http://www.sec.gov.

         The Company has filed a Registration Statement on Form SB-2 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration
Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
===============================================

The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to the Company at Community National Bancorporation, 561 East Washington Avenue, Box 2619, Ashburn, Georgia 31714-2619, telephone (912) 567-9686,
Attention: Ms. Ava Lovett.


REPORTS TO SHAREHOLDERS
=======================

The Company intends to furnish annual reports to its shareholders, including financial statements that have been audited and an opinion thereon rendered by an independent certified public accountant. The Company's fiscal year ends on December 31.

CAUTIONARY STATEMENT FOR PURPOSES
OF THE  PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
========================================================

This Prospectus may contain certain "forward-looking statements" including statements concerning plans, objectives, future events or performance and assumptions and other statements which are other than statements of historical fact. The Company and the Bank caution readers that the following important factors, among others, may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company herein: (i) the effect of changes in laws and regulations, including federal and state banking laws and regulations, with which the Company and the Bank must comply, and the associated costs of compliance with such laws and regulations either currently or in the future as applicable; (ii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as by the Financial Accounting Standards Board, or of changes in the Company's or the Bank's organization, compensation and benefit plans; (iii) the effect on the Company's or the Bank's competitive position within its market area as a result of the increasing consolidation within the banking and financial services industries, including the increased competition from larger national or regional and out of state banking organizations as well as nonbank providers of various financial services; (iv) the effect of changes in interest rates; and (v) the effect of changes in the business cycle and downturns in the local, regional or national economies.


THE COMPANY CAUTIONS THAT THE FOREGOING LIST OF IMPORTANT FACTORS
IS NOT EXCLUSIVE.  THE COMPANY DOES NOT UNDERTAKE TO UPDATE ANY
FORWARD-LOOKING STATEMENT, WHETHER WRITTEN OR ORAL, THAT MAY BE
MADE FROM TIME TO TIME BY OR ON BEHALF OF THE COMPANY.

(End of Inside Front Cover)



TABLE OF CONTENTS
==================
                                                           Page

Prospectus Summary.........................................    1
Risk Factors................................................   4
The Offering................................................   6
Use of Proceeds.............................................  10
The Company's Business......................................  11
Supervision and Regulation of the Company and the Bank......  17
Management's Discussion and Analysis of Financial
 Condition and Results of Operations........................  23
Additional Statistical Information .........................  29
Legal Proceedings...........................................  38
Management..................................................  39
Executive Compensation......................................  43
Security Ownership of Certain Beneficial
 Owners and Management......................................  45
Certain Transactions........................................  49
Description of Securities...................................  49
Indemnification of Directors and Officers ..................  50
Legal Matters...............................................  51
Experts.....................................................  51
Additional Information......................................  51
Index to Financial Statements...............................  52
Appendix A - Subscription Documents.........................  79




PROSPECTUS SUMMARY
==================

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD
BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND
THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN
THIS PROSPECTUS.

THE COMPANY
-----------
Community National Bancorporation (the "Company") was incorporated under the laws of Georgia on August 18, 1989, for the purpose of operating as a bank holding company pursuant to the Bank Holding Company Act of 1956 (the "Bank Holding Company Act"). The Company intends to use the net proceeds of the Offering to expand its banking presence by branching its wholly-owned subsidiary, Community
National Bank, Ashburn, Georgia (the "Bank") into St. Marys,
Camden County, Georgia. The Bank operates as a full service commercial bank. The main offices of the Company are located at 561 East Washington Avenue, Box 2619, Ashburn, Georgia 31714-2619, and its telephone number is (912) 567-9686.

The Company closed its initial public offering of common stock on December 14, 1990, raising $3,520,010 of capital through the sale of 352,001 Shares at $10.00 per Share (the number of shares and the offering price are not adjusted to reflect the Company's three for one stock split effective in October, 1997). The majority of the proceeds of the offering were utilized to acquire 100% of the capital stock of the Bank. The remainder, after paying expenses of the offering, was retained by the Company. The Bank opened for business on August 6, 1990, to engage in a general commercial banking business in Turner County, Georgia. Since that date, the Bank has engaged in a general commercial banking business emphasizing the banking needs of individuals, small to medium-sized business and agricultural enterprises in its primary service area. On April 3, 1992, the Bank acquired $11.3 million of deposits from the Resolution Trust Corporation as receiver for First Federal Savings Bank, Ashburn, Georgia.

The Bank opened a branch in Cordele, Crisp County, Georgia on October 29, 1997. The branch occupies approximately 540 square feet of leased space situated inside a newly constructed Wal-Mart discount store in Cordele, Georgia. In November 1997, the Bank was granted regulatory approval for an additional branch in Ashburn, Turner County, Georgia. The Bank intends to open the Ashburn branch in the third quarter of 1998.

Effective 10, 1998, the Bank received regulatory approval to open an additional branch bank in St. Marys, Camden County, Georgia. Contingent upon the successful completion of the Offering, the Company intends to begin construction of a branch banking facility in St. Marys, Camden County, Georgia (the "Camden County Branch"). The Company presently owns a parcel of real estate in St. Marys, Camden County, Georgia, which is intended as the site for the new Camden County Branch. The proceeds of the Offering, after expenses, will be used for the construction and capitalization of the Camden County Branch and as working capital and for other general corporate purposes of the Bank and the Company.

The holding company structure was originally chosen for the Company because, in the opinion of its organizers, that structure provides flexibility and certain financial benefits in the creation, ultimately, of a full-service financial company anchored by a commercial bank. As a holding company, the Company can assist the Bank in maintaining its required capital ratios, because the Company may, subject to compliance with Federal Reserve debt guidelines, borrow money and contribute the proceeds to the Bank as primary capital. In addition, the holding company structure permits the Company to loan money or infuse capital to other subsidiary companies as needed.

The holding company structure also permits the Company flexibility in issuing stock for cash, property or services and in reorganization transactions. A holding company also may engage in certain non-banking activities which the Federal Reserve Board has deemed to be closely related to banking. These activities include making and servicing consumer loans, operating an industrial bank or loan company, performing fiduciary services, leasing personal property, providing investment and financial advice, providing data processing and data transmission services, acting as an insurance agent for certain types of credit insurance and for property and casualty insurance sold in connection with extensions of credit, underwriting credit insurance directly related to the holding company system, providing courier services, providing management and consulting services for financial institutions, conducting mortgage banking operations, performing real estate appraisals, providing brokerage services which do not include underwriting or provision of investment advice or research services, and selling money orders, traveler's checks and U.S. savings bonds.

The Bank conducts a commercial banking business serving Turner County and Crisp County Georgia. Upon successful completion of the Offering, the Bank intends to open the Camden County Branch. The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. It also offers retirement accounts such as IRA's (Individual Retirement Accounts).

The Bank also offers short to medium-term commercial, agricultural and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. The Bank also is qualified to participate in SBA (Small Business Administration), lending. Agricultural loans include secured and unsecured loans for row crop production including corn, soybeans, peanuts, cotton and other produce. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. The Bank also offers real estate construction and acquisition loans.

Other services the Bank offers include safe deposit boxes, travelers, checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank is a member of the HONOR network of automated teller machines and offers its own credit cards.

The Bank intends to offer the same deposit services and accounts, loans and other services at the Camden County Branch as are offered at its current locations.

RISK FACTORS
------------

An investment in the Company is speculative and involves certain risks. The Company and the Bank operate in a highly regulated and intensely competitive environment. The Company derives its income primarily from dividends from its wholly-owned subsidiary, the Bank, and the Bank faces significant competition in its service areas and is affected significantly by regulatory, legislative and economic conditions over which it has no control. There is no active market for the Shares (although the Company does attempt to maintain a buy-sell list for use by its shareholders), and the price of the Shares may not reflect current value. There may be additional risks in connection with this investment. The Company has sought to identify material risks of which it is aware in its discussion under "RISK FACTORS" elsewhere in this Prospectus. Prospective investors should carefully consider the matters discussed thereunder.

THE OFFERING

Offering of Shares

Securities Offered--------------400,000 Shares of No Par
                                Common Stock
Offering Price------------------$10.00 per Share
Number of Shares Offered--------Minimum of 300,000 Shares
--------------------------------Maximum of 400,000 Shares
Shares Outstanding Prior to
 the Offering-------------------1,060,758
Shares to be Outstanding
 after the Offering-------------1,460,758 Shares (assuming the maximum Shares offered are sold)


Use of Proceeds-----------------The Company will use the proceeds of the Offering:

                                (1)  to pay expenses of the
                                      Offering (such expenses
                                      are estimated to be
                                      $129,680);

                                (2)  for the formation,
                                     construction and
                                     capitalization of
                                     a branch bank to be located
                                     in St. Marys, Camden County,
                                     Georgia; and

                                (3)  for working capital and
                                     other general corporate
                                     purposes, including the
                                     reimbursement of certain
                                     organizational expenses
                                     pursuant to the Bank
                                     Development Agreement.

Conditions to Offering----------The offering of Shares will be terminated and all subscription
                                funds will be returned to
                                subscribers with their pro-rata
                                share of interest earned while
                                held in escrow unless, on or
                                before the Expiration Date, the
                                Company has accepted
                                subscriptions and payment
                                in full for a minimum of 300,000
                                Shares. The minimum investment is
                                100 Shares to one subscriber.
                                See "USE OF PROCEEDS."  See "THE
                                OFFERING."

Interest on Escrow Funds

If the Offering Closes:---------The Escrow Agent will release all subscription funds, and any
                                interest or profits thereon, to
                                the Company.

If the Offering Does Not Close:-All subscribers will receive their pro rate share of interest
                                actually earned, if any, on the
                                subscription funds held in escrow
                                until such funds are returned to
                                the subscribers. No assurance can
                                be given that subscription funds
                                can or will be invested at the
                                highest rate of return available
                                or that any profits will be
                                realized from the investment of
                                subscription funds.

Bank Development Agreement------The Offering is being undertaken pursuant to the Bank Development
                                 Agreement.  See "THE OFFERING --
                                 Bank Development Agreement."

RISK FACTORS
============

An investment in the Shares offered hereby involves certain risks. Prior to making an investment decision with respect to the Shares, prospective investors should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors as well as risks and uncertainties detailed from to time in the Company's filings with the SEC:

REGULATION AND LEGISLATION
--------------------------

The Company and the Bank operate in a highly regulated environment and are subject to supervision by several governmental regulatory agencies, including the Office of the Comptroller of the Currency ("OCC") Georgia Department of Banking and Finance (the "Georgia Department"), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC") and the SEC. Laws and regulations currently applicable to the Company and the Bank may be changed at any time and there is no assurance that such changes will not adversely affect the business of the Company and the Bank. Accordingly, the Company and the Bank are vulnerable to future legislation and government policy, including bank deregulation and interstate expansion, which could adversely affect the banking industry as a whole including the operations of the Company and the Bank. See "SUPERVISION AND REGULATION OF THE COMPANY AND THE BANK."

INTENSE COMPETITION
-------------------

In the conduct of the various aspects of its banking business, the Bank encounters intense competition in both Turner County and Crisp County, its primary service areas, as well as the market area in which the Bank intends to expand, from other commercial banks, savings institutions, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, money market mutual funds and other financial institutions. A number of these competitors are well established in the Turner and Crisp County areas. Some of them have substantially greater resources and lending limits than the Bank. The Bank's proposed Camden County Branch will face strong competition and may find it difficult to attract customers away from well-established competing banks. Further, certain competitors have substantially greater resources and lending limits than the Bank. If the Bank is unable to compete for deposits and loans effectively in Camden County, such inability would likely have an adverse effect on the Camden County Branch's potential for growth and profitability.
In addition, the Georgia Legislature and the United States Congress have passed legislation that will more freely permit interstate banking and, Congress may, in the near future, consider the elimination of barriers to entry by non-banking enterprises into the commercial banking industry by repealing the Glass-Steagall Act. The combined effect of such legislation is likely to increase competition in the commercial banking industry generally and in the Bank's service area. See "THE COMPANY'S BUSINESS -- Competition."

ECONOMIC CONDITIONS
-------------------

The success of the Company and the Bank depend, to a significant extent, upon economic and political conditions, both local and national. Like all regulated financial institutions, the Bank is affected by monetary policies implemented by the Federal Reserve Board and other federal instrumentalities. A primary instrument of monetary policy employed by the Federal Reserve Board is the restriction or expansion of the money supply through open market operations. This instrument of monetary policy frequently causes volatile fluctuations in interest rates, and it can have a direct, adverse effect on the operating results of financial institutions. Borrowing by the United States government to finance the government debt may also cause fluctuations in interest rates and have similar effects on the operating results of such institutions. See "SUPERVISION AND REGULATION OF THE COMPANY AND THE BANK." Conditions such as inflation, recession, unemployment, high interest rates, short money supply and other factors beyond the control of the Company and the Bank may adversely affect the Bank's deposit levels and loan demand, and, therefore, the earnings of the Bank and, to a large extent, the Company. Although management of the Company believes that the diversified economies of Turner County and Crisp County and the addition of a branch bank in Camden County provide the opportunity for diversifying geographic economic risk, there is no assurance that favorable economic development will occur in the Bank's market areas or that management's expectations of corresponding growth will be achieved.

ABSENCE OF ESTABLISHED PUBLIC MARKET
------------------------------------
There currently is no established public trading market for the Shares. There can be no assurance that an established public market will develop for the Shares in the near future. Furthermore, it is unlikely that an established public market will develop for the Shares upon completion of this Offering because the Company does not presently intend to seek to list the Shares on a national securities exchange or to qualify such Shares for inclusion on the NASDAQ Stock Market.

NO FIRM UNDERWRITING OF THIS OFFERING
-------------------------------------

This Offering is being made without the benefit of a "firm" underwriting. Sales will be solicited on a "best efforts" basis by certain directors and executive officers of the Company. Accordingly, except for the purchase of shares by the Camden County Promoters, there can be no assurance that any of the securities offered hereby will be sold or that the Minimum Subscription will be obtained. The Company may extend the Offering, without notice to subscribers, for three (3) consecutive periods of thirty (30) days each. However, the Company reserves the right to utilize registered broker/dealers and agents as sales persons and to pay a reasonable fee or commission for their efforts although the Company has no current plans to retain any such persons.

DIVIDENDS
---------

The Company's ability to pay dividends is dependent upon the Bank's ability to provide funds to the Company through the payment of dividends. The Bank, in turn, is restricted in its ability to pay dividends under the national banking laws and by regulations of the OCC. These laws and regulations prohibit the Bank from paying dividends until, in essence, its surplus (retained earnings) is at least equal to its stated capital. Due to the satisfaction by the Bank of the criteria for payment of dividends, the Company has paid dividends in the last three years. However, due to the projected increase in the Bank's stated capital as a result of the Offering, and because expansion into Camden County is likely to have a dilutive effect on the Company's earnings in the next two years, there is no assurance that the Company will pay dividends in the foreseeable future.
In any event, future dividend policy will depend on the Bank's earnings, capital requirements, financial condition, applicable regulatory requirements and other factors considered relevant by the Board of Directors of the Company. See "DESCRIPTION OF SECURITIES -- Dividends".

DEPENDENCE ON SENIOR MANAGEMENT
-------------------------------

Due to the recent changes in the duties of Theron G. Reed, the Company's long time President and Chief Executive Officer, the success of the Company's and the Bank's operations is substantially dependent on the banking and management expertise of T. Brinson Brock, Sr., the President of the Bank and the Executive Vice President and Acting Chief Executive Officer of the Company. Mr. Reed has agreed to return, if the Company requests, to his full time duties with the Company if, during the next five years, Mr. Brock were unable to perform his current duties with the Company. Also, the Board of Directors of the Company intends to strengthen the senior management of the Company through promotions inside the Company or recruitment from outside the Company as the Board of Directors deems appropriate. Nevertheless, the death, disability or resignation of Mr. Brock may have a material adverse impact on the Company and its future operations. The Company presently maintains a $250,000 "Key Person" life insurance policy on Mr. Brock, but has not yet entered into an employment agreement with Mr. Brock.

ADEQUACY OF LOAN LOSS RESERVE
-----------------------------

Banks in competitive markets are susceptible to credit and collectibiity risks associated with their loan portfolios. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS- - Loan Portfolio Analysis." The Bank's loan customers may include a disproportionate number of individuals and entities seeking to establish a new banking relationship because they are dissatisfied with the amount or terms of credit offered by their current banks, or they may have demonstrated less than satisfactory performance in previous banking relationships. Although management is aware of, and has been taking the steps it believes are necessary to protect the Bank from, the potential risks associated with extending credit to customers with whom the Bank has not had a prior lending relationship, there can be no assurance that the Bank will not incur excessive loan losses. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS -- Summary of Loan Loss Experience -- and -- Loan Loss Reserve".

USE OF PROCEEDS
---------------

The majority of the proceeds from the sale of Shares will be applied to expenses of the Offering, formation, and construction of the Camden County Branch and the capitalization of the Bank to support the growth anticipated as a result of the opening of the Camden County Branch and other expansion of the Bank's service area. Within the discretion of the Company's management, subject to applicable law and regulations, the Company may use the remainder of such proceeds, among other uses, to inject additional capital into the Bank, pay holding company expenses and fund permissible holding company activities. In addition, the Company may use proceeds of the Offering to provide the capital required for the conversion of the Camden County Branch into a separate banking subsidiary. There is no assurance that in the exercise of such discretion management will make choices that will ultimately be proven to have been the most appropriate among possible choices. See "USE OF PROCEEDS."


THE OFFERING
============

GENERAL
-------

The Company is offering for sale a minimum of 300,000 and a maximum of 400,000 Shares of no par Common Stock. The minimum
investment is 100 Shares to one subscriber.   The Company may
limit subscriptions of an individual to the extent necessary to preclude beneficial ownership by that person causing a change in control of the Company as defined in the Bank Holding Company Act.

The Shares are being offered by the Company on a best efforts basis through its officers and directors and the Camden County Promoters, who will receive no commissions or other remuneration in connection with their sales efforts. If the Offering is successful, the Camden County Promoters will be granted warrants to acquire up to an additional 100,000 Shares at the Offering Price in the future subject to certain conditions. The Company reserves the right to utilize licensed broker/dealers and agents to assist the Company in the Offering. Such persons may be compensated by a fee or a commission.

SUBSCRIPTION AGREEMENTS FOR SHARES
----------------------------------

All subscriptions for Shares must be made on a Subscription Agreement in substantially the form which is attached hereto.
The full amount of each subscription will be required to be paid with the Subscription Agreement. A check payable to The Bankers Bank, as Escrow Agent for the Company, in the amount of the subscription must be delivered with the executed Subscription Agreements. Upon collection of each check by the Escrow Agent, the Escrow Agent will invest the funds in deposit accounts or certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation or other agency of the United States government, short-term securities issued or fully guaranteed by the United States government, federal funds or such other investments as the Escrow Agent and the Company shall agree. If the Minimum Subscription is not attained by the Expiration Date, then subscription funds will earn interest at the annual rate that the funds earned interest in the escrow account. In such event, all subscribers will receive their pro rata share of interest actually earned, if any, on the subscription funds held in escrow until such funds are returned to the subscribers. If the offering closes after the Minimum Subscription is attained, then the Escrow Agent will release all subscription funds held in escrow, and interest and profits thereon, to the Company.

If the Minimum Subscription is attained, then the subscription proceeds will be released to the Company and the investors will be delivered a stock certificate representing the Shares purchased. After the minimum required subscriptions are received, and funds are released from escrow, subsequent subscriptions accepted by the Company will not be deposited in an interest-bearing account but rather the subscription amount will immediately be available to the Company as investment proceeds.

Interest payments will be made by the Company within 60 days after the expiration or earlier termination of the Offering. Interest payments will be funded solely from the returns earned by amounts deposited in the escrow account. Also, the amount returned will be in the form of interest on the subscription amount and therefore would be subject to income taxation to the subscriber. The Company is not guaranteeing any rate of interest on funds in escrow. In no event will the subscription proceeds held in escrow be invested in instruments with terms or conditions that would preclude the Company from returning funds to subscribers as described above.

The Bankers Bank, by accepting appointment as Escrow Agent under the Escrow Agreement, in no way endorses the purchase of the Company's securities by any person.

The Company has established the Minimum Subscription of 300,000 Shares. The Company may further limit subscriptions of a subscriber so that, individually or together with any persons affiliated with the subscriber (including any shares already owned by such subscriber and affiliates and shares subject to options exercisable within 60 days), the subscriber will not attain beneficial ownership that would cause a change of control of the Company and therefore the Bank. The Company has also established a minimum investment of 100 Shares for each subscriber. However, the Company reserves the right to waive the minimum number of Shares per subscription without notifying any subscriber.

Following acceptance by the Company, subscriptions are binding on subscribers and may not be revoked by subscribers except with the consent of the Company. In addition, the Company reserves the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this Offering are released from escrow as discussed above. The Company also reserves the right to reject, in whole or in part and in its sole discretion, any subscription. The Company may, in its sole discretion, allocate Shares among subscribers in the event of an oversubscription for the Shares. In determining which subscriptions to accept, in whole or in part, the Company may take into account the order in which subscriptions are received, a subscriber's existing or potential business relationship with the Company and the Bank, and the Company's desire to have a broad distribution of stock ownership.

In the event the Company rejects all, or accepts less than all, of any subscription, or if the Company accepts a subscription, but in its discretion subsequently elects to cancel all or part of such subscription, the Company will refund promptly the amount remitted that corresponds to the number of Shares as to which the subscription is not accepted or canceled, together with actual interest earned on the amount while held in the escrow account.

HOW TO SUBSCRIBE FOR SHARES
---------------------------

Shares may be subscribed for by delivering the Subscription Agreement, completed and executed, to the Company on or prior to the Expiration Date. Subscribers should retain a copy of the completed Subscription Agreement for their records. The subscription price is due and payable when the Subscription Agreement is delivered. Payment must be made in United States dollars by cash or by check, bank draft or money order drawn to the order of The Bankers Bank, as Escrow Agent for Community National Bancorporation, in the amount of the total purchase price.

BANK DEVELOPMENT AGREEMENT
--------------------------

In the fourth quarter of 1997, the Company was contacted by certain Camden County businesswomen and businessmen who were interested in chartering a new bank that would serve the markets of St. Marys and Camden County, Georgia. These Camden County business leaders proposed the concept of making the new bank a
subsidiary of the Company or a branch of the Bank.   Further,
they also offered to assist the Company in locating investors to purchase Shares to finance the expansion of the Company's banking operations into Camden County. The Company determined that there are significant opportunities for expansion in Camden County and that such expansion would benefit the Company and the Bank through deposit and loan growth by developing a presence in a relatively affluent, growing market and by diversifying in its deposit base and loan portfolio. See "THE COMPANY'S BUSINESS -- Expansion into the Camden County Market." This group of civic leaders ultimately included Angela Denise Bryant, Donald M. Crews, J. Alan Eason, Rowland T. Eskridge, Sr., Bobby Y. Franklin, Carroll E. Franklin, Maurice Hannah, Liz G. Jordan, and Joe Sheppard (collectively, the "Camden County Promoters"). Discussions with the Camden County Promoters continued until December 27, 1997, when a Bank Development Agreement (the "Bank Development Agreement") was entered into by the Company and the Camden County Promoters pursuant to which the Offering is being undertaken. The purpose of the Bank Development Agreement was to establish a mechanism whereby the Company and the Camden County Promoters will combine their efforts to establish the Camden County Branch. The Camden County Promoters are business, civic and community leaders who reside or work in or around Camden County, Georgia, and who will promote the Bank and the Camden County Branch as viable banking alternatives and as participants in the growth and advancement of the Camden County community.
The Camden County Promoters' commitment is evidenced by their individual and collective financial commitment to the success of the Offering described below.

Under the Bank Development Agreement, the Company and the Camden County Promoters are jointly responsible for (i) the raising of up to Four Million Dollars ($4,000,000) of additional capital for the Company to be used in the manner described herein (See "USE OF PROCEEDS"); (ii) obtaining certain regulatory approvals; and
(iii) undertaking all other necessary or appropriate steps in order to commence banking operations at the Camden County Branch.

The Company is required to perform certain development activities in connection with establishing the Camden County Branch pursuant to the Bank Development Agreement. The Company is solely responsible for (i) causing the Bank to file the necessary applications to open the Camden County Branch and obtaining the approval thereof; (ii) causing the preparation and filing of the Registration Statement related to the Offering (including qualification under appropriate state securities or "Blue Sky"
laws); (iii) pursuing the Offering to its successful conclusion or termination; (iv) entering into an employment agreement with Rowland T. Eskridge, Sr. ("Eskridge") (See "MANAGEMENT -- Eskridge Employment Agreement"); (v) causing the Bank to acquire certain real estate located in St. Marys, Georgia previously identified by the Camden County Promoters on which to construct the Camden County Branch (See "THE COMPANY'S BUSINESS -- Description of Property"); and (vi) undertaking certain other development activities. The Company is required to bear all of the costs and expenses incurred in connection with the discharge of the foregoing, as well as the reasonable organizational costs incurred by the Camden County Promoters. As of the date hereof, the Company has satisfied its obligations described in subparagraphs (i), (ii), (iv) and (v) above.

Pursuant to the Bank Development Agreement, the Camden County Promoters have agreed to render assistance in connection with the discharge of the Company's obligations set forth above and severally have agreed to subscribe for and to purchase 100,000 Shares at the Offering Price in connection with the Offering within thirty (30) days following the effective date of the Registration Statement. The Camden County Promoters are entitled to be reimbursed out of the proceeds of the Offering for certain organizational expenses incurred by them prior to the date of the Bank Development Agreement in the aggregate amount of $135,015. In addition, the Camden County Promoters will be reimbursed by the Company for all reasonable organizational and promotional costs and expenses incurred after the date of the Bank Development Agreement subject to the Company's usual verification and approval procedures.

The Shares subscribed for and acquired by the Camden County Promoters pursuant to the Offering are subject to a prohibition against any voluntary sale, assignment, transfer, hypothecation, pledge or any other transfer for a period of six (6) months from the date of issuance with respect to all of such Shares and twelve (12) months from the date of issuance with respect to 50% of all of such Shares (the "Lock Up").

Following the successful completion of the Offering and the establishment of the Camden County Branch, each of the Camden County Promoters will serve as an advisory (nonvoting) director of the Camden County Branch. See "MANAGEMENT -- Advisory Directors". In addition, upon the opening of the Camden County Branch, three (3) of the Camden County Promoters chosen by the Camden County Promoters after consultation with and input from the Company, will be elected by the Board of Directors of the Company to fill vacancies existing on the Board of Directors of the Company. See "MANAGEMENT -- Additional Directors". The election of the representatives selected by the Camden County
Promoters is subject to appropriate regulatory approval.   After
his or her election to the Board of Directors of the Company, each Camden County Promoter shall serve until the next annual meeting of the shareholders of the Company in accordance with the bylaws of the Company and the other rules and regulations applicable to the directors of the Company.

In recognition of the financial risks undertaken by the Camden County Promoters prior to December 27, 1998, and as an incentive for them to serve as advisory directors of the Bank, upon the successful completion of the Offering and the opening of the Camden County Branch, the Company has agreed to grant each Camden County Promoter the right (a "Camden Warrant") to acquire additional Shares at the exercise price of $10.00 per Share. The Camden Warrants will vest ratably over three (3) years if the Camden County Promoter satisfies minimum attendance requirements (attendance at 75% of the meetings of the Board of Directors of which each Camden County Promoter is a member or an advisory member) in each of such three (3) years. The Camden Warrants will entitle the Camden County Promoters to acquire between 83,333 Shares and 100,000 Shares in the aggregate, depending upon the total number of Shares subscribed for pursuant to the Offering. The Camden Warrants will expire (if not exercised) on the seventh anniversary of date of the formal opening of the Camden County Branch.

DETERMINATION OF THE OFFERING PRICE
-----------------------------------

Prior to the Offering there has been no public trading market for the Shares or any other of the Company's securities nor are there any uniformly quoted prices for the Shares or other Company securities. Accordingly, the Offering Price of the Shares has been established by the Company based on: (i) the history of operations of the Bank; (ii) present earnings of the Bank; (iii) prospective earnings of the Bank; (iv) the desirability of being able to sell the Shares without the assistance of an underwriter;
(v) the market prices of and demand for securities of institutions engaged in similar activities; (vi) on trades of Shares known to management; and (vii) after consultation with Scott & Stringfellow, Inc., an investment banking firm based in Richmond, Virginia.

RESTRICTIONS ON FUTURE SALE OF SHARES
-------------------------------------

Upon completion of the Offering, and assuming the maximum number of Shares are sold, there will be 1,460,758 Shares issued and outstanding. The 400,000 Shares offered hereby will be immediately freely tradeable without restriction or further registration under the Securities Act, except for any such securities purchased in this offering by an "affiliate" of the Company (in general, a director, officer or principal shareholder) and except for Shares acquired by the Camden County Promoters which are subject to the Lock Up. A total of 1,050,033 Shares (adjusted for the three for one stock split effective on October 9, 1997) were previously issued and outstanding under an effective registration statement and are already freely tradeable in the same manner. Securities purchased from an affiliate of the Company in a private transaction, as well as securities purchased directly from the Company in a private transaction, such as through the exercise of an option or a warrant granted in connection with the Company's original public offering or the Camden Warrants, would be "restricted securities" under Rule 144. As of April 20, 1998, 10,725 Shares have been sold by the Company pursuant to the exercise of options and warrants (as adjusted for the October 1997 three for one stock split). These restricted securities and all securities held by affiliates are subject to resale restrictions under the Securities Act, but may be eligible for sale without registration in accordance with the provisions of Rule 144.

Under the Securities Act the holder of "restricted" securities may not sell those securities without registration of such sale under the Securities Act, unless an exemption from registration is available. Rule 144 provides such an exemption. Subject to the satisfaction of certain other conditions, such as the availability to the public of certain current information about the Company, a person, including an affiliate of the Company, who has beneficially owned restricted Shares for at least one year is entitled to sell under Rule 144, within any three-month period, a number of Shares that does not exceed the greater of 1% of the total number of outstanding Shares of Common Stock, or if the Common Stock were ever quoted on the NASDAQ Market or listed on an exchange, the average weekly trading volume during a specified four-week period preceding the sale. A person who is not an affiliate of the Company and who has beneficially owned restricted Shares for at least two years is entitled to sell such Shares under Rule 144 without regard to the volume limitations or public information requirements described above. Affiliates may sell non-restricted securities under Rule 144 without regard to the length of their holding period but subject to the volume limitations and other restrictions.

Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executed the order to sell the securities. This requirement may make the sale of the Common Stock by affiliates of the Company pursuant to Rule 144 difficult if no trading market develops in the Common Stock. The requirement does not apply to sales of restricted securities held by non-affiliates for at least two years.

USE OF PROCEEDS
===============

Upon satisfaction of the Minimum Subscription condition, all subscription funds held by the Escrow Agent will be released to the Company. Subsequent subscription amounts will be available to the Company immediately upon acceptance of the subscription. The gross proceeds to the Company from the sale of the Shares offered hereby will be at least $3,000,000 and a maximum of $4,000,000. Out of the gross proceeds, an amount necessary to pay expenses in connection with the Offering, estimated at $129,680, will be retained by the Company and used to pay such expenses and another $2,500,000 will be contributed by the Company to the capital of the Bank, with the remainder of the proceeds to be used by the Company for working capital and other general purposes.

The following is a schedule of estimated expansion and operating expenditures of the Bank for the Camden County Branch to be made by the Bank out of the $2,500,000 capital injection:

Reimbursement for pre-opening expenses of the
 Camden County Branch Bank (including salaries)   $    75,000
Reimbursement for expenses incurred by the
 Camden County Promoters under the Bank
 Development Agreement                                135,015
Reimbursement for the purchase of land and
 funds to be spent for construction and
 improvement of facilities(1)                         911,073
Branch office premises-net occupancy expense(2)        21,600
Salaries and benefits(3)                              365,432
General and administrative expense, comprised
 primarily of data processing, marketing and
 advertising, telephone and casualty
 and deposit insurance(4)                              87,975
Furniture, fixtures and equipment(5)                  287,219
Working capital of Bank                                616,686
                                                    ----------
                                         TOTAL:     $2,500,000
                                                    ==========

---------------

(1) Cost for construction and improvements of the branch office site is based on management's previous banking experience. The land has been acquired by the Bank for $241,073 and the cost of the construction and improvements include site work, paving, and landscaping is expected to be approximately $670,000. The Bank's proposed Camden County Branch will be owned by the Bank and constructed on land owned by the Bank. See "BUSINESS OF THE BANK -- Premises."

(2) This expense is based on the experience of similar size banks in Georgia and on management's previous banking experience;
it reflects 12 months of operation.

(3) Salaries and benefits are based on management's estimates of the number and types of employees which will be required during the first 12 months of operation of the Bank's proposed Camden County Branch. It is presently anticipated that the proposed Branch will initially employ eight (8) persons on a full-time basis.

(4)  Represents operating expenses of the Bank's proposed Camden
County Branch which will be incurred during the first 12 months of operations.

(5) Furniture and equipment cost is based on the Bank's estimates and upon information from suppliers of bank equipment with respect to the costs required to furnish and equip the Bank's proposed branch for the expected level of operations.

The above described expenses are estimates only and assume the Camden County Branch will commence operations in the third quarter of 1998, or as soon thereafter as practicable. Actual expenses may exceed these amounts. A portion of these expenses will be offset by revenues generated by the proposed Camden County Branch during the first year of operation. Moreover, although the amounts set forth above provide an indication of the proposed use of funds based on the plans and estimates of the Company's management, actual expenditures may vary from the estimates.

Based on the above, the net proceeds of the Offering available for the Company's working capital and general corporate purposes would range from $370,320 (in case the gross proceeds are equal to the Minimum Subscription) to $1,370,320 (in case the gross proceeds are equal to the Maximum Subscription).

THE COMPANY'S BUSINESS
======================

Highlights in the Development of the Business
---------------------------------------------

The Company was incorporated as a Georgia corporation on August 18, 1989, for the purpose of becoming a bank holding company through its ownership 100% of the outstanding stock of the Bank, a national banking association chartered under the laws of the United States. The Company received approval to become a bank holding company from the Federal Reserve Bank of Atlanta on February 16, 1990, and from the Georgia Department on February 19, 1990. On December 14, 1990, the Company completed a public offering of its common stock pursuant to which it raised $3,520,010 from the sale of 352,001 shares of its common stock at $10.00 per share. The Company used substantially all of the proceeds of its public offering to purchase shares of capital stock of the Bank. The Bank received its permit to begin business from the OCC on August 6, 1990 and commenced business as a commercial bank on August 6, 1990. Since that date, the Bank has engaged in a general commercial banking business, emphasizing the banking needs of individuals and small to medium-sized business and agricultural enterprises in its primary service areas. On April 3, 1992, the Bank acquired $11.3 million of deposits from the Resolution Trust Corporation as receiver for First Federal Savings Bank, Ashburn, Georgia.

On September 4, 1997, the Bank received approval to open a branch in Cordele, Crisp County, Georgia. The Cordele Branch was opened for business at the Wal-Mart discount store on October 29, 1997.

On October 9, 1997, the Company effected a three-for-one stock split for all shares outstanding as of October 6, 1997. In connection with the stock split, the Company amended its Articles of Incorporation, changing the par value of its Common Stock from $5.00 to no par value.

On November 20, 1997, the Bank received approval to open an additional branch in Ashburn, Turner County, which branch is expected to open for business in the third quarter of 1998. The second Turner County branch will occupy approximately 1,500 square feet in a building to be constructed on real estate owned by the Bank located at 131 Industrial Drive, Ashburn, Georgia. The Bank purchased the real estate, including a residence located thereon, on July 8, 1997, for $100,000. The residence portion was subsequently resold for $7,000. The branch is expected to have three drive-through windows and one automatic teller. Management believes that opening a second facility in Ashburn will improve the level of service and convenience to existing and prospective customers of the Bank, as the increase in business activity has taxed the existing main banking facility beyond its capacity. Accordingly, the Company does not expect the Ashburn Branch to generate significant new deposits or loans for the Bank.

Effective December 27, 1997, the Company entered into the Bank Development Agreement with a group of businessmen and women from in and around St. Marys, Camden County, Georgia. Under the terms of the Bank Development Agreement, the Company and the Camden County Promoters agreed to develop and capitalize a branch of the Bank in St. Marys, Camden County. Pursuant to the Bank Development Agreement, the Bank applied and obtained, on 9, 1998, approval for the opening of a branch in St. Marys. On 26, 1998, the Bank purchased two parcels of land, aggregating approximately 11 acres, in St. Marys on which it intends to construct the building for the Camden County Branch. The purchase price of the land was $241,074. On December 27, 1997, the Company also entered into an Employment Agreement with Rowland T. Eskridge, Sr., one of the Camden County Promoters, under which Mr. Eskridge will serve as Vice President of Business Development for the Bank and perform various other duties. See "MANAGEMENT -- Eskridge Employment Agreement". The Company, the Bank and the Camden County Promoters have agreed to capitalize the St. Marys branch by means of the proceeds of a public offering by the Company of up to 400,000 shares of its common stock at $10.00 per share. See "THE OFFERING".

Existing Business
-----------------

The Company operates as a bank holding company pursuant to the Bank Holding Company Act. The business of the Company is primarily conducted through the banking operations and business of the Bank.

A.  SERVICES OFFERED BY THE BANK

The Bank conducts a commercial banking business serving Turner and Crisp Counties, Georgia. The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. It also offers retirement accounts such as IRA's (Individual Retirement Accounts).

The Bank also offers short to medium-term commercial, agricultural and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. The Bank also is qualified to participate in SBA (Small Business Administration) lending. Agricultural loans include secured and unsecured loans for row crop production including corn, soybeans, peanuts, cotton and other produce. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. The Bank also offers real estate construction and acquisition loans.

Other services the Bank offers include safe deposit boxes, travelers' checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank is a member of the HONOR network of automated teller machines and offers its own credit cards.

B.  DESCRIPTION OF PROPERTY

The Bank owns its main banking facility located in an approximately 9,500 square foot building at 561 East Washington Avenue, Ashburn, Georgia 31714. The Hudson Avenue side of the property contains a house which has been remodeled and is used for various activities, including banking and civic functions. The bank invested approximately $1,141,396 in the construction of the building, landscaping, and the purchase of security devices, the main vault, furniture and fixtures. The Bank leases, at the rent of $2,083 per month, 540 square feet at the Wal-Mart store in Cordele, Crisp County, where it operates its Crisp County Branch. The lease expires on September 19, 2002. The Bank has acquired a second location in Ashburn, Georgia, at which to locate the branch for which regulatory approval was obtained on November 30, 1997. For this purpose, the Bank purchased the real estate for $100,000 located at 131 Industrial Drive, Ashburn, Georgia on July 8, 1997. The Bank subsequently subdivided the parcel and disposed of a portion thereof, including a single family residence, for which the Bank had no use. The Bank intends to construct a 1,500 square foot branch building on the remaining real estate. The second Ashburn Branch will have three drive-through windows and an automatic teller.

On  26, 1998, the Bank purchased two parcels of land in St.
Marys, Camden County, Georgia, for $241,074 on which it intends to build a banking facility for its proposed Camden County
Branch.

C.  EXISTING MARKET AREA

The Bank's primary service area includes all of Turner County and Crisp County, Georgia. The Bank also extends credit to qualified borrowers in the contiguous counties of Tift and Worth. Pending the successful completion of the Offering and construction of a branch in St. Marys, the Bank will also include Camden County, Georgia as a primary service area.

Turner County is located approximately 80 miles north of the Georgia-Florida state line, 165 miles south of Atlanta, 38 miles east of Albany, and 180 miles west of Savannah. The county is comprised of the cities of Ashburn, which is the county seat, Sycamore and Rebecca and covers an area of 293 square miles. In 1990, the population of Turner County was 10,498, representing a 10% growth from 1980. Assuming that this rate of growth continues in the 1990's, by the year 2000 the population of Turner County is expected to surpass 11,400. Turner County's economy is primarily dependent on agriculture. Management of the Bank intends to continue to place a substantial portion of the Bank's assets in agricultural loans. This sector of the Turner County economy is healthy and remains the largest single source of loan demand in the Turner County market. A significant portion of the agricultural output produced in the county is peanuts. Golden Peanut Company is located in Ashburn, where it operates the largest peanut shelling plant in the Southeast. Coley Farm Services, also headquartered in Ashburn, serves primarily as a peanut buying point for area farmers from three separate locations. Livestock is another important segment of the economy. The largest stock yard in Georgia, Turner County Stock Yards, is located in Turner County. The poultry industry is a growing component of the Turner County agricultural economy. In 1995, local farmers built thirty-five poultry houses in Turner County at a cost of approximately $3.5 million. The farmers who built these poultry houses have entered into contracts with Tyson Poultry to raise chickens for Tyson Poultry. These contracts will contribute approximately $1.0 million per year to the local economy. Turner County also contains light manufacturing, primarily in the apparel and textile sector. The major employer is M&W Sportswear. Other local manufacturing concerns include Delta Apparel, DCR Industries and Cornerstone Manufacturing. Management expects the moderate growth and recent commercial development experienced in Turner County, and in adjacent Tift County to continue providing a favorable economic environment for the Bank. However, there is no assurance that population growth and ongoing economic development will continue or that the Bank will be able to exploit the growth and development profitably even if they continue. During 1997, there was one other bank operating in Turner County. Management estimates that as of December 31, 1997, deposits in the county totaled $155 million with the Bank having approximately 52% of such deposits.

The Crisp County Branch opened on October 29, 1997. The expansion by the Bank into Crisp County was a natural extension of the Bank's base Turner County market. The Bank's strategy is to methodically increase its market share in the contiguous Crisp County market. The Bank leases approximately 540 square feet inside the new Wal-Mart store. The Bank believes that the "retailer strategy" provides a low cost entry into this new market.

Crisp County is located contiguous to Turner County on the northwest border. Although slightly smaller in total area, Crisp County's population is nearly twice that of Turner County according to the 1990 Census. However, Crisp County's growth rate was 2.7% between 1980 and 1990 compared to a statewide average of 13.2%. Retail trade is the largest employment sector in Crisp County, providing 25% of the jobs and 17% of employment earnings. Service employment is also important to the County's economy, providing 17% of the jobs and 15% of employment earnings. Between 1990 and 1994, Crisp County's unemployment rate was 7.4% compared to 5.7% for the State of Georgia. Crisp County's per capita income for 1992 was $14,850 compared to $18,549 for the State of Georgia as a whole. Crisp County had 512 reported business establishments in 1992 and showed no percentage change over the previous five years. Cordele Uniform, Masonite Corporation and Serco Company are among the largest non-governmental employers in Crisp County.

Arabi and Cordele are the only two incorporated municipalities in Crisp County. Crisp County is the gateway to the Presidential Pathways Travel Region with many attractions within easy driving distance of Cordele, including the home of Jimmy Carter, the Little Grand Canyon and the Andersonville Confederate Prison site. Crisp County is one of the few areas in the nation designated as an Enterprise Community/Enterprise Zone.

During 1997 there were three other banks operating in Crisp
County. Management estimates that as of December 31, 1997, deposits in Crisp County totaled $229 million, with the branch having less than 1% of such deposits.

EXPANSION INTO THE CAMDEN COUNTY MARKET

Camden County is bordered on the south by the Florida state line and on the east by the Atlantic Ocean and Barrier Islands. In total, Camden County encompasses 630 square miles. The City of St. Marys is located seven miles east of Interstate 95 on highway 40 and only 30 miles north of the Jacksonville metropolitan area. The economy of Camden County, Georgia relies heavily on its ocean access, ports and natural resources. In 1979, Kings Bay, at St. Marys, was selected as the location of the United States Navy's East Coast Trident submarine base. The base at Kings Bay supports two of the Navy's most vital weapons systems, the Submarine Launched Ballistic Missile System: Trident and Ohio Class submarines. The base has been in operation since 1989 and added a tenth submarine in late 1997. In addition to the naval facility, paper, seafood, manufacturing and retail activities contribute to the local economy. Tourism continues to play a vital part in the local economy, due largely to the historic nature of St. Marys and Cumberland Island. As of 1996, Camden County had a population of 48,903, which represents an annual growth rate of 7.4% from the 1993 population of 34,200. The unemployment rate for Camden County, as of 1997, was 4.7% which is .1% higher than the state average. Presently there are 5 banks operating in Camden County. Management estimates that there are a total of $142 million in total deposits in the Camden County.

The Camden County Branch will be located approximately 150 miles from the Bank's main banking facility in Ashburn, Georgia. The Bank and the Company believe that Camden County represents a significant growth opportunity for the Bank. Between 1992 and 1996 deposits in Camden County have increased approximately $10 million each year. The county's population has been growing at a steady rate during the 1980's and l990's and Camden County is expected to surpass that of Glynn County by the year 2001. Glynn County is immediately north of Camden County and has historically been the leading county in coastal, southern Georgia.

The Bank's strategy is to enter the Camden County market and methodically increase market share. The Bank's current loan mix weighs heavily towards agriculture related loans. By expanding into the St. Marys, Camden County, Georgia banking market, the Bank expects to have the opportunity to lend to many small commercial and light industrial customers and to the many retirees purchasing homes in Camden County. Accordingly, the Bank believes that it will achieve a more diversified loan portfolio and will be able to better manage the risk inherent in the loan portfolio through the operation of the Camden County Branch.

The Company and the Bank, together with the Camden County
Promoters have taken and are taking the steps described below to generate community support and deposit and loan business for the Camden County Branch:

     a. Establish an Advisory Board for the Camden County Branch consisting of the Camden County Promoters, whose mission will be to promote the branch both as a viable banking alternative and as a participant in the growth of the community.

     b. Appoint or elect three members of the Advisory Board to the Company's Board of Directors (subject to regulatory approvals).

     c. As part of this Offering, attempt to sell a minimum of 300,000 Shares within Camden County, Georgia pursuant to the Offering including the Shares subscribed for by the Camden County Promoters. See "THE OFFERING -- Bank Development Agreement".
The Company expects that these new shareholders will provide a customer base in the Camden County community from which the Bank can successfully expand its deposit base and operations.

     d. Hire a Vice President of Business Development who will have primary responsibility for developing business for the Camden County Branch. See "MANAGEMENT -- Eskridge Employment
Agreement".

Prior to opening, the Company will inject a minimum of $2.5 million into the Bank's capital. These funds will be earmarked and allocated primarily to the proposed Camden County Branch.

The following are year-end balance sheet and income statement projections for each of the first three years of operation of the Camden County Branch:

YEAR-END PROJECTED BALANCE SHEETS (IN 000'S)
============================================

                              Year 1        Year 2        Year 3

Loans                        $ 6,100       $12,000       $17,000
Securities                     3,750         4,450         7,200
Land                             175           175           175
Building                         525           512           499
Furniture and Equipment          300           250           200
Other                            100           138           177
                             -------       -------       -------
Total Assets                 $10,950       $17,525       $25,251
                             =======       =======       =======

Deposits                     $ 8,500       $15,000       $22,500
Other Liabilities                 81           100           125
Capital                        2,336         2,425         2,626
                             -------       -------       -------
Total Liabilities
  and Capital               $10,550        $17,525       $25,251
                             =======       =======       =======

INCOME PROJECTIONS (IN 000'S)
=============================

                              Year 1        Year 2        Year 3
Interest Income:(1)
Loans                       $    335         $ 996        $1,595
Securities                       164           256           364
Total Interest Income            499         1,252         1,959

Interest Expense(2)             (187)         (517)         (825)
                            --------       -------       -------
Net Interest Income              312           735         1,134
Provision for Loan Losses        (92)         (115)         (150)
Interest Income After
 Provision for loan losses       220           620           984
Other Income(3)                   55            97           146
Other Expenses(4)               (480)         (630)         (816)
Income/(Loss) Before Taxes      (205)           87           314
Tax (expense)/Benefit (5)         74           (31)         (113)
                            ========       =======       =======
Net Income (Loss)           $   (131)       $   56       $   201
-----------------

(1) The Bank's current average yield on loans and securities is 11.0% and 6.25%, respectively. Projections for the proposed branch assumed similar yields.

(2) The Bank's current cost on deposits is 4.4%. Projections for the proposed branch assumed the same cost.

(3) The Bank's "other income" represents .65% of year-end deposits. Projections for the proposed branch assumed a similar income structure.

(4) Other expenses include employee salaries and benefits, depreciation expense related to the Camden County Branch facility, the furniture, fixtures and equipment at the Camden County Branch and other overhead expenses allotted to the operation of the Camden County Branch.

(5)  Average Federal and State income tax is assumed to aggregate
36% of income/(loss).

The foregoing three-year projected results of operation of the Camden County Branch shows that during at least the first two years the branch might affect somewhat adversely the earnings of the Bank as a whole. Nevertheless, as stated earlier, the Company expects that the opening of the Camden County Branch will assist in diversifying the loan mix of the Bank, thus reducing the Bank's reliance on a single segment (agriculture) of the economy. Further, the Camden County Branch will offer the Bank access to a new, expanding deposit base. Consequently, management believes that this geographical and asset diversification will enable the Bank to temper the cyclical nature of the agriculture-based economy of its existing market area and thus should result in enhanced earnings over the longer term.

COMPETITION

In all three counties, the Bank competes and will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds, and other financial
institutions.   Competition is likely to increase due to trends
in federal interstate banking laws and state laws. Many of the financial institutions operating in Georgia have substantially greater financial resources and offer certain services, such as trust services, that the Bank does not expect to provide in the near future. By virtue of the greater total capitalization of such institutions, they have substantially higher lending limits than the Bank and substantial advertising and promotional budgets. To compete, the Bank relies on specialized services, responsive handling of customer needs and personal contacts by officers, directors and staff.

EMPLOYEES

As of 24, 1998, the Bank employed 34 full-time equivalent employees, including 2 officers. The Bank will hire additional persons as needed, including additional tellers and financial service representatives in connection with the opening of the Turner County Branch and the Camden County Branch. Management of the Bank believes that its employee relations are good. There are no collective bargaining agreements covering any of the Bank's employees.

Effective 24, 1998, T. Brinson Brock, Sr. was elected President and Chief Executive Officer of the Bank and Executive Vice President and Acting Chief Executive Officer of the Company replacing Theron G. Reed, who continues to serve as President of the Company. In connection with the change in Mr. Reed's duties, at his request, Mr. Reed had ceased being employed on a full-time basis by the Bank and the Company and will render services to the Company on a part-time, as needed basis, for twelve months, at a compensation level of $1,000 per month with an annual bonus of up to $12,000. Mr. Reed has agreed to return, if requested by the Board of Directors of the Company, to his full time duties as the Chief Executive Officer of the Company if, at any time during the next five years Mr. Brock were unable to perform such duties.

On December 27, 1997, the Company entered into an Employment Agreement with Rowland T. Eskridge, Sr., one of the Camden County Promoters, to serve as a Vice President of Business Development at the Bank. Mr. Eskridge's development efforts will be related to the establishment of the Camden County Branch, including supervising the construction and outfitting of the branch facility, assisting in the Offering, developing business for the Camden County Branch, serve as Chairman of the Advisory Board and various other duties. The term of the Employment Agreement is two (2) years. The Employment Agreement provides for a base salary plus a bonus based upon the Camden County Branch achieving certain deposit and loan levels. See "MANAGEMENT -- Eskridge Employment Agreement".

The following is a projection of the number of employees to be added to staff the Camden County Branch and their respective salaries for each of the first three years:

                      Number of Employees    Salaries (in 000's)
                    Year 1  Year 2  Year 3 Year 1  Year 2  Year 3

Manager/Loan Officer   1.0     1.0     1.0   $ 75    $ 80    $ 85
Loan Officers           .0      .5     1.0    ---      25      55
Business Development   1.0     1.0     1.0     53      56      60
Bookkeeper             1.0     1.0     2.0     60     101     132
Tellers/Customer Svc.  5.0     6.0     7.5     80     101     132
                      ----    ----    ----   ----    ----    ----
Total                  8.0     9.5    12.5   $238    $294    $396
                      ====    ====    ====   ====    ====    ====

SUPERVISION AND REGULATION OF THE COMPANY AND THE BANK
======================================================

GOVERNMENT REGULATION
---------------------

The Company and the Bank operate in a highly regulated environment, and their business activities are governed by statute, regulation and administrative policies. The business activities of the Company and the Bank are closely supervised by a number of state and federal regulatory agencies, including the Federal Reserve Board, the OCC, the Georgia Department and the FDIC.

The Company is regulated by the Federal Reserve Board under the Bank Holding Company Act, which requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company. The Federal Reserve Board (pursuant to regulation and published statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, the Company may be required to provide financial support to the Bank at a time when, absent such Federal Reserve Board policy, the Company may not deem it advisable to provide such assistance. A bank holding company is at this time prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking, managing and controlling banks or activities closely related thereto.

Given certain proposed transactions on the national level, the United States Congress is likely to consider, in the immediate future, legislation which might reduce or even remove the existing barriers to cross-ownership of and by bank holding companies and other financial services enterprises and even industrial companies. This legislation may effect these changes by means of repeal of the Glass-Steagall Act or other means.

Pursuant to Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"), effective September 29, 1995, an adequately capitalized and adequately managed bank holding company may acquire a bank across state lines, without regard to whether such acquisition is permissible under state law. A bank holding company is considered to be "adequately capitalized" if it meets all applicable federal regulatory capital standards.

While the Riegle-Neal Act precludes a state from entirely insulating its banks from acquisition by an out-of-state holding company, a state may still provide that a bank may not be acquired by an out-of-state company unless the bank has been in existence for a specified number of years, not to exceed five years. Additionally, the Federal Reserve Board is directed not to approve an application for the acquisition of a bank across state lines if (i) the applicant bank holding company, including all affiliated insured depository institutions, controls, or after the acquisition would control, more than ten percent of the total amount of deposits of all insured depository institutions in the United States (the "ten percent concentration limit") or
(ii) the acquisition would result in the holding company controlling thirty percent or more of the total deposits of insured depository institutions in any state in which the holding company controlled a bank or branch immediately prior to the acquisition (the "thirty percent concentration limit"). States may waive the thirty percent concentration limit, or may make same more or less restrictive, so long as they do not discriminate against out-of-state bank holding companies.

The Riegle-Neal Act also provides that, beginning on June 1, 1997, banks located in different states may merge and operate the resulting institution as a bank with interstate branches. However, a state may (i) prevent interstate branching through mergers by passing a law prior to June 1, 1997 that expressly prohibits mergers involving out-of-state banks or (ii) permit such merger transactions prior to June 1, 1997. Under the Riegle-Neal Act, an interstate merger transaction may involve the acquisition of a branch of an insured bank without the acquisition of the bank itself, but only if the law of the state in which the branch is located permits this type of transaction.

A state may impose certain conditions on a branch of an out-of-state bank resulting from an interstate merger so long as such conditions do not have the effect of discriminating against out-of-state banks or bank holding companies, other than on the basis of a requirement of nationwide reciprocal treatment. The ten percent concentration limit and the thirty percent concentration limit described above, as well as the rights of the states to modify or waive the thirty percent concentration limit, apply to interstate bank mergers in the same manner as they apply to the acquisition of out-of-state banks.

A bank resulting from an interstate merger transaction may retain and operate any office that any bank involved in the transaction was operating immediately before the transaction. After completion of the transaction, the resulting bank may establish or acquire additional branches at any location where any bank involved in the transaction could have established or acquired a branch.

The Riegle-Neal Act also provides that the appropriate federal banking agency may approve an application by a bank to establish and operate an interstate branch in any state that has in effect a law that expressly permits all out-of-state banks to establish and operate such a branch.

The Company is also regulated by the Georgia Department under the Georgia Bank Holding Company Act, which requires every Georgia bank holding company to obtain the prior approval of the Georgia Department before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank or before merging or consolidating with any other bank holding company. A Georgia bank holding company is generally prohibited from acquiring ownership or control of 5% or more or the voting shares of any bank unless the bank being acquired is either a bank for purposes of the Bank Holding Company Act, or a federal or state savings and loan association or a savings bank or federal savings bank whose deposits are insured by the Federal Savings and Loan Insurance Corporation and such bank has been in existence and continuously operating as a bank for a period of five years or more prior to the date of application to the Georgia Department for approval of such acquisition.

As a national bank, the Bank is subject to the supervision of the OCC and, to a limited extent, the FDIC and the Federal Reserve Board. With respect to expansion, national banks situated in the State of Georgia are currently prohibited from establishing branch offices or facilities outside of the county in which the bank's main office is located, except (i) in adjacent counties in certain situations, or (ii) by means of a merger or consolidation with a bank which has been in existence for at least five years. In addition, in the case of a merger or consolidation, the acquiring bank must have been in existence for at least 24 months prior to the merger. However, Georgia, effective July 1, 1996, permits the subsidiary bank(s) of any bank holding company then engaged in the banking business in the State of Georgia to establish, de novo, upon receipt of required regulatory approval, an aggregate of up to three additional branch banks in any county within the State of Georgia. Effective July 1, 1998, Georgia will permit, with required regulatory approval, the establishment of de novo branches in an unlimited number of counties within the State of Georgia by the subsidiary bank(s) of the bank holding companies then engaged in the banking business in the State of Georgia. This new legislation could result in increased competition in the Bank's market area. As a national bank, the Bank is subject to the Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit.

Loans and extensions of credit by national banks are subject to legal lending limitations. Under federal law, a national bank may grant unsecured loans and extensions of credit in an amount of up to 15% of its unimpaired capital and surplus to any person. In addition, a national bank may grant loans and extensions of credit to a single person in an amount up to 10% of its unimpaired capital and surplus, provided that the transactions are fully secured by readily marketable collateral having a market value determined by reliable and continuously available price quotations. This 10% limitation is separate from, and in addition to, the 15% limitation for unsecured loans. Loans and extensions of credit may exceed the general lending limit if they qualify under one of several exceptions. Such exceptions include certain loans or extensions of credit arising from the discount of commercial or business paper, the purchase of bankers' acceptances, loans secured by documents of title, loans secured by U.S. obligations, and loans to or guaranteed by the federal government.

Both the Company and the Bank are subject to regulatory capital requirements imposed by the Federal Reserve Board and the OCC. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with the subsidiary banks owned by the holding company.
The OCC's risk-based capital guidelines apply directly to national banks regardless of whether they are a subsidiary of a bank holding company. Under both agencies' requirements, banking organizations must have capital (as defined in the rules) equivalent to 8.0% of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risk. For example, securities with an unconditional guarantee by the United States government are assigned the lowest risk category (0%). A risk weight of 50% is assigned to loans secured by owner-occupied one-to-four family residential mortgages. Commercial loans are assigned to a 100% risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

Both the Federal Reserve Board and the OCC also require the maintenance of minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under these new rules, banking institutions are required to maintain a ratio of "Tier 1" capital to total assets (net of goodwill) of 4.0%. Tier 1 capital includes common stockholders' equity, noncumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries.

As of December 31, 1997, the Company maintained excellent total risk-based capital and "Tier 1" ratios of 11.0% and 9.7%, respectively. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Capital
Adequacy".

Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well diversified risk, excellent asset quality, high liquidity, good earnings and, in general, have to be considered strong banking organizations, rated Composite 1 under the CAMEL rating system for banks or the BOPEC rating system for bank holding companies. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

The OCC recently amended the risk-based capital guidelines applicable to national banks in an effort to clarify certain questions of interpretation and implementation, specifically with regard to the treatment of purchased mortgage servicing rights ("PMSRs") and other intangible assets. The OCC's guidelines provide that intangible assets are generally deducted from Tier 1 capital in calculating a bank's risk-based capital ratio. However, certain intangible assets which meet specified criteria ("qualifying intangibles") such as PMSRs are retained as a part of Tier 1 capital. The OCC currently maintains that only PMSRs and purchased credit card relationships meet the criteria to be considered qualifying intangibles. The OCC's guidelines formerly provided that the amount of such qualifying intangibles that could be included in Tier 1 capital was strictly limited to a maximum of 25% of total Tier 1 capital. The OCC has amended its guidelines to increase the limitation of such qualifying intangibles from 25% to 50% of Tier 1 capital and further to permit the inclusion of purchased credit card relationships as a qualifying intangible asset.

In addition, the OCC has adopted rules which clarify treatment of asset sales with recourse not reported on a bank's balance sheet. Among assets affected are mortgages sold with recourse under Fannie Mae, Freddie Mac and Farmer Mac programs. The new rules clarify that even though those transactions are treated as asset sales for bank Call Report purposes, those assets will still be subject to a capital charge under the risk-based capital guidelines.

Recent releases by the OCC contain several explanatory provisions designed to alleviate confusion over treatment of the following issues in the risk-based guidelines: treatment of supervisory goodwill in the definition of capital, the unused portion of commitments, the calculation of the amount of allowance for loan and lease losses included in Tier 2 capital, the redemption of capital instruments, local currency claims guaranteed by central governments which are not member countries of the Organization for Economic Cooperation and Development ("OECD") and claims on non-OECD central banks.

The OCC, the Federal Reserve Board and the FDIC have proposed a revision to their risk-based capital guidelines to further ensure that those guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. The agencies have proposed two alternative methods for assessing a bank's capital adequacy for interest rate risk. Under the first approach, the banking agencies would establish minimum capital standards for interest rate risk based on either a supervisory model or the bank's internal model of measuring risk. Institutions would be required to have capital sufficient to cover the amount of measured exposure in excess of the threshold level. The proposed threshold level is a decline in net economic value equal to 1.0 percent of assets. Under the second approach, a minimum capital requirement for interest rate risk would not be set. Instead, examiners would consider results of quantitative measures of interest rate risk along with other factors in evaluating an institution's capital adequacy for interest rate risk.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Act"), enacted on December 19, 1991, provided for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the Act involves the development of a regulatory monitoring system requiring prompt action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the Act does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. The Act creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in the Act and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of five percent of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions, will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business.

As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

The Act also provides that banks will have to meet new safety and soundness standards. In order to comply with the Act, the Federal Reserve Board, the OCC and the FDIC have proposed rules defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, director and officer compensation, asset quality, earnings and stock valuation.

Both the capital standards and the safety and soundness standards which the Act seeks to implement are designed to bolster and protect the deposit insurance fund.

In response to the directive issued under the Act, the regulators have adopted regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established under the Act.

The following table reflects these capital thresholds:

                               Total Risk    Tier 1 Risk   Tier 1
                             Based Capital Based Capital Leverage
                                  Ratio         Ratio      Ratio

Well capitalized(1)                10%           6%         5%
Adequately capitalized(1)           8%           4%         4%(2)
Undercapitalized(3)               < 8%         < 4%       < 4%
Significantly undercapitalized(3) < 6%         < 3%       < 3%
Critically undercapitalized                               < 2%
------------------

(1)  An institution must meet all three minimums.

(2) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.

(3) An institution falls into this category if it is below the specified capital level for any of the three capital measures.


As a national bank, the Bank is subject to examination and review by the OCC. This examination is typically completed on-site at least annually and is subject to off-site review as well. The Bank submits to the OCC quarterly reports of condition, as well as such additional reports as may be required by the national banking laws.

As a bank holding company, the Company is required to file with the Federal Reserve Board and the Georgia Department an annual report of its operations at the end of each fiscal year and such additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of the Company and each of its subsidiaries.

The scope of regulation and permissible activities of the Company and its subsidiaries is subject to change by future federal and state legislation.

EFFECT OF GOVERNMENTAL MONETARY POLICIES
-----------------------------------------

The results of operations of the Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of the changing conditions in the national economy and the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Bank.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's consolidated financial statements and related notes which are included elsewhere herein.

RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 1997
COMPARED TO YEAR ENDED DECEMBER 31, 1996
-----------------------------------------------------

For the years ended December 31, 1997 and 1996, net income amounted to $1,041,943 and $942,558 respectively. For 1997, basic and diluted income per share of common stock was $.98 and $.81, respectively; for 1996, basic and diluted income per share of common stock amounted to $.89 and $.76, respectively. Note that during 1997 and 1996, the outstanding warrants and stock options were dilutive (i.e., upon exercise, they diluted earnings per share by more than 3.0%), thus necessitating the disclosure of basic and diluted income per share. Net income in 1997 increased by $99,385 primarily because of an increase in average earning assets and a corresponding increase in net interest income.

Average earning assets for the year ended December 31, 1997 increased from $68.3 million to $80.2 million, representing an increase of $11.9 million, or 17.4%. Below are various components of average earning assets for the periods indicated:

                                          December 31,
                                       1997         1996
                                           (in 000's)

     Federal funds sold              $ 2,753      $ 2,920
     Securities                        7,688        7,043
     Net loans                        69,756       58,337
                                     -------      -------
     Total average earning assets    $80,197      $68,300
                                     =======      =======

As a consequence of the increase in average earning assets, the net interest income also increased from $3,640,591 for the year ended December 31, 1996 to $4,335,936 for the year ended December 31, 1997. Below are various components of interest income and expense, as well as their yield/costs for the periods indicated:

Years Ended:           December 31, 1997      December 31, 1996
                             Interest               Interest
                       Income      Yield       Income      Yield
                     /Expense     /Cost      /Expense     /Cost
Interest Income:
Federal funds sold $  144,290     5.24%    $  147,314     5.05%
Securities            458,277     5.96        399,890     6.32
Loans               7,698,998    11.04      6,536,735    11.21
                   ----------    ------    ----------    ------
Total              $8,301,565    10.35%    $7,083,939    10.37%
                   ==========    ======    ==========    ======

Interest expense:

NOW and money
 market deposit    $  365,167     3.22%    $  309,347     3.22%
Savings Deposits       41,575     3.22         39,379     3.41
Time Deposits       3,557,982     5.95      3,087,551     6.00
Borrowings                905     5.97          7,071     6.02
                   ----------    ------    ----------     -----
Total              $3,965,629     5.47%    $3,443,348     5.54%
                   ==========    ======     =========     =====
Net interest
 income            $4,335,936              $3,640,591
                   ==========              ==========
Net yield on
  earning assets                  5.41%                   5.33%
                                  ======                  =====

Returns on average consolidated assets and average consolidated equity for the year ended December 31, 1997 and 1996 were as follows:

                                     1997              1996

Return on average assets             1.23%             1.30%
Return on average equity            15.56%            16.16%
Equity to assets ratio               7.90%             8.02%
Dividend payout ratio                9.50%             6.75%

NET INTEREST INCOME
-------------------

The Company's results of operations are determined by its ability to manage effectively interest income and expense, to minimize loan and investment losses, to generate non-interest income and to control non-interest expense. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, the ability to generate net interest income is dependent upon the Company's ability to maintain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities, such as deposits and borrowings. Thus, net interest income is the key performance measure of income.

The Company's net interest income for 1997 was $4,335,936 as compared to $3,640,591 for 1996. Average yields on earning assets were 10.35% and 10.37% for the years ended December 31, 1997 and 1996, respectively. The average costs of funds for 1997 decreased to 5.47% from the 1996 cost of 5.54%. The net interest yield is computed by subtracting interest expense from interest income and dividing the resulting figure by average interest-earning assets. Net interest yields for the years ended December
31, 1997 and 1996 amounted to 5.41% and 5.33%, respectively. The increase in net interest yield is primarily due to the fact that the cost of funds in 1997 has decreased at a faster pace than the increase in the yield on earning assets. Net interest income for 1997 as compared to 1996, increased by $695,345. The increase is due primarily to the growth in average earning assets from $68.3 million in 1996 to $80.2 million in 1997.

NON-INTEREST INCOME
-------------------

Non-interest income for the years ended December 31, 1997 and 1996, amounted to $504,158 and $464,658, respectively. As a percentage of average assets, non-interest income decreased from
 .64% in 1996 to .59% in 1997. The primary reason for the above decrease is due to the fact that the fee schedule on deposit accounts remained virtually identical in 1997 as compared to 1996.

The following table summarizes the major components of non-interest income for the periods therein indicated:

                                     Non-Interest Income
                                         Year Ended December 31,
                                          1997             1996

Service fees on deposit accounts       $418,012         $375,961
Gain on sale of securities                4,773           (2,811)
Miscellaneous, other                     81,373           91,508
                                       --------         --------
Total non-interest income              $504,158         $464,658
                                       ========         ========
NON-INTEREST EXPENSE

Non-interest expense increased from $2,028,650 during 1996 to $2,227,859 in 1997. As a percent of total average assets, non-interest expense has decreased from 2.79% in 1996 to 2.63% in 1997. Below are the components of non-interest expense for the years 1997 and 1996.

                                        Non-Interest Expense
                                         Year Ended December 31,
                                          1997             1996

Salaries and other personnel benefits  $1,106,062     $  958,720
Data processing charges                   111,377         82,984
Depreciation                              130,746        132,722
Professional Fees                         141,246        139,759
Other expenses                            738,428        714,465
                                       ----------     ----------
Total non-interest expense             $2,227,859     $2,028,650
                                       ==========     ==========

For the year ended December 31, 1997, the allowance for loan losses increased from $1,200,398 to $1,565,923. The allowance for loan losses as a percent of gross loans increased from 1.94%
at December 31, 1996 to 2.02% at December 31, 1997.   As of
December 31, 1997, management considers the allowance for loan losses to be adequate to absorb possible future losses. However, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

LIQUIDITY AND INTEREST RATE SENSITIVITY
---------------------------------------

Net interest income, the Bank's primary source of earnings, fluctuates with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities, at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities so as to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize the Bank's overall interest rate risks. The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet focuses on expanding the various funding sources. The interest rate sensitivity position at year-end 1997 is presented below. Since all interest rates and yield do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

                      After            After
                      three            one
                      months           year
              With-   but     After    but
              in      with-   six but  within  After
Earning       three   in six  within   five    five
Assets:       months  months  one year years   years    Total

Loans         $32,278 $ 8,332 $12,331  $21,758 $ 2,658  $77,357
Securities        519     162     524    5,434     439    7,078
Federal funds
 sold           2,250     ---     ---      ---     ---    2,250
              -------  ------  ------   ------- ------  -------

Total earning
 assets       $35,047 $ 8,494 $12,855  $27,192 $ 3,097  $86,685
              ======= ======= =======  ======= =======  =======

Supporting
 Sources of
 Funds:

Interest-
 bearing
 demand
 deposits
 and
 savings      $12,301 $   --- $  ---   $   --- $  ---   $12,301
Certificates,
 Less than
 $100M         14,289  10,070 19,205     4,923    ---    48,487
Certificates,
 $100M and
 over           4,837   3,586  5,583     1,559    ---    15,565
               ------ ------- ------  -------- ------   -------
Total interest-
 bearing
 liabilities  $31,427 $13,656 $24,788  $ 6,482 $  ---   $76,353
              ======= ======= ========  ====== ======   =======
Interest rate
Sensitivity
 gap          $ 3,620 $(5,162)$(11,933) $20,710 $ 3,097 $10,332
Cumulative gap  3,620  (1,542) (13,475)   7,235  10,332  10,332
Interest rate
 sensitivity
 gap ratio       1.12     .62      .52     4.20     N/A    1.14
Cumulative
 interest rate
 sensitivity
 gap ratio       1.12     .97      .81     1.09    1.14    1.14

As evidenced by the table above, the Bank is asset sensitive from zero to three months, liability sensitive from zero to twelve months, and asset sensitive thereafter. In a declining interest rate environment, a liability sensitive position (a gap ratio of less than 1.0) is generally more advantageous since liabilities are repriced sooner than assets. Conversely, in a rising interest rate environment, an asset sensitive position (a gap ratio over 1.0) is generally more advantageous, as earning assets are repriced sooner than liabilities. With respect to the Bank, an increase in interest rates would increase income from zero through three months and from one year on; it would reduce income from three months through one year. Conversely, a decline in interest rates would reduce income from zero through three months, and from one year on; it would increase income from three months through one year. This, however, assumes that all other factors affecting income remain constant.

As the Bank continues to grow, management will continuously structure its rate sensitivity position to best hedge against rapidly rising or falling interest rates. The Bank's Asset/Liability Committee meets on a quarterly basis and develops management's strategy for the upcoming period. Such strategy includes anticipations of future interest rate movements. Interest rate risk will, nonetheless, fall within previously adopted policy parameters to contain any risk.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities and to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. The Bank's primary source of liquidity comes from its ability to maintain and increase deposits. Deposits grew by $13.7 million in 1997. Below are pertinent liquidity balances and ratios for the years ended December 31, 1997 and 1996.

                                         December, 31
                                     1996            1997

Cash and cash equivalents       $5,020,621      $6,112,819
CDS, over $100,000 to total
deposits ratio                        18.6%           20.1%
Loan to deposit ratio                 90.4%           86.4%
Securities to total assets ratio       7.7%            9.8%
Brokered deposits                      ---             ---

As the above balances and ratios indicate, management believes that the Bank's 1997 liquidity position is satisfactory. Management is unaware of any trends, demands, commitments, events or uncertainties that will result in or are reasonably likely to result in the Bank's liquidity increasing or decreasing in any material way. The Company is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company's or the Bank's liquidity, capital resources or results of operations.

CAPITAL ADEQUACY
----------------

There are now two primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital guidelines;
and (ii) the leverage ratio.

The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. For example, cash and Treasury Securities are placed under a 0% risk category while commercial loans are placed under the 100% risk category. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital. Under the risk-based capital guidelines, there are two "tiers" of capital. Tier 1 capital consists of common shareholders' equity, non-cumulative and cumulative (bank holding companies only), perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock.

The second measure of capital adequacy relates to the leverage ratio. The OCC has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. Banks that are not rated CAMEL 1 by their primary regulator are required to maintain a minimum leverage ratio of 3.0% plus an additional cushion of at least 1 to 2 percent, depending upon risk profiles and other factors.

A new rule was recently adopted by the Federal Reserve Board, the OCC and the FDIC that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this new rule, the agencies also proposed a measurement process to measure interest rate risk. Under this proposal, all items reported on the balance sheet, as well as off-balance sheet items, would be reported according to maturity, repricing dates and cash flow characteristics. A bank's reporting position would be multiplied by duration-based risk factors and weighted according to rate sensitivity. The net risk weighted position would be used in assessing capital adequacy. The objective of this complex proposal is to determine the sensitivity of a bank to various rising and declining interest rate scenarios. This proposal is under consideration by the Federal banking regulators.

The table below illustrates the Bank's and Company's regulatory capital ratios at December 31, 1997.

                                                   Minimum
                                 December 31,      Regulatory
Bank                                 1997          Requirement

Tier 1 Capital                       9.6%             4.0%
Tier 2 Capital                       1.3%              N/A
                                    -----             ----
Total risk-based capital ratio      10.9%             8.0%
                                    =====             ====
Leverage ratio                       8.1%             3.0%
                                    =====            =====
Company/Consolidated

Tier 1 Capital                       9.7%             4.0%
Tier 2 Capital                       1.3%              N/A
                                    -----             ----
Total risk-based capital ratio      11.0%             8.0%
                                    =====             ====
Leverage ratio                       8.1%             3.0%
                                    =====             ====


The above ratios indicate that the capital positions of the Company and the Bank are "well capitalized".

ADOPTION AND IMPACT OF SFAS NO. 128
-----------------------------------

Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") establishes standards for computing and presenting earnings per share ("EPS"). SFAS 128 simplifies the previous standards for competing and presenting EPS and makes the new standards comparable to international EPS standards. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997; it also requires restatement of all prior period EPS data presented. The Company has adopted SFAS 128. The adoption of SFAS 128 did not have a significant impact on the Company's consolidated financial condition or results of operations.

ADDITIONAL STATISTICAL INFORMATION
==================================

DISTRIBUTION OF ASSETS, LIABILITIES AND
SHAREHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL
--------------------------------------------------------------

The following is a presentation of the average consolidated balance sheet of the Company for the year ended December 31, 1997 and for the year ended December 31, 1996. This presentation includes all major categories of interest-earning assets and interest-bearing liabilities:

                           Average Consolidated Assets
                           Year Ended               Year Ended
                       December 31, 1997        December 31, 1996

Cash and due from banks   $ 1,719,415              $ 1,604,841
                          -----------              -----------
Interest bearing bank
 balances                      93,500                  100,000
Taxable securities          6,041,608                6,036,267
Non-taxable securities      1,553,045                1,907,004
Federal funds sold          2,753,055                2,919,809
Net Loans                  69,756,028               58,336,667
                          -----------              -----------
Total earning assets       80,197,236               68,299,747
Other assets                2,818,044                2,821,843
                          -----------              -----------
Total assets              $84,734,695              $72,726,431
                          ===========              ===========

    Average Consolidated  Liabilities and Stockholders' Equity

                          Year Ended               Year Ended
                       December 31, 1997        December 31, 1996

Non interest
 bearing-deposits         $ 4,855,539              $ 3,963,860
NOW and money market
 deposits                  11,338,648                9,598,235
Savings Deposits            1,291,136                1,153,608
Time Deposits              59,828,302               51,272,040
Borrowings (lease)              2,241                   41,116
Federal funds purchased        12,918                   38,094
Other Liabilities             709,486                  827,295
                          -----------              -----------
Total liabilities          78,038,270               66,894,248
                          -----------              -----------
Common Stock                3,479,988                3,479,988
Treasury Stock                 (8,850)                     ---
Retained earnings           3,236,509                2,344,493
Unrealized gain/loss
 securities                   (11,222)                   7,702
                          -----------              -----------
Total stockholders'
 equity                     6,696,425                5,832,183
                          -----------              -----------
Total liabilities and
 stockholders' equity      $84,734,695              $72,726,431
                          ===========              ===========

The following is a presentation of an analysis of the net interest earnings of the Company for the periods indicated with respect to each major category of interest-earning asset and each major category of interest-bearing liability. The Yield/Rate was computed on a tax equivalent basis.

                             Year Ended December 31, 1997

                           Average       Average        Yield/
Assets                      Amount       Interest        Rate

Interest bearing
 bank balances          $    93,500      $    5,352      5.72%
Taxable securities        6,041,608         379,696      6.28%
Non-taxable securities    1,553,045          73,229      7.14%
Federal funds sold        2,753,055         144,290      5.24%
Net loans                69,756,028(1)    7,698,998(2)  11.04%
                        -----------       ----------    ------
Total earning assets    $80,197,236      $8,301,565     10.35%
                        ===========      ==========     ======
Liabilities

NOW and money market
 deposits               $11,338,648      $  365,167      3.22%
Savings deposits          1,291,136          41,575      3.22%
Time deposits            59,828,302       3,557,982      5.95%
Borrowings (lease)            2,241             226     10.08%
Federal funds purchased      12,918             679      5.26%
                        -----------      ----------     ------
Total interest bearing
 liabilities            $72,473,245      $3,965,629      5.47%
                        ===========      ==========     ======
Interest spread                                          4.88%
                                                         =====
Net interest income                      $4,335,936
                                         ==========
Net yield on interest earning assets                     5.41%
                                                         =====


(1) Net loans include $16,600 in loans that were placed on non-accrual status. The Company would have earned an additional $930 had these loans accrued interest throughout 1997.

(2) Interest earned on net loans includes $403,340 in loan fees and service fees.

                                 Year Ended December 31, 1996

                                                     Average
                                         Average     Yield/
Assets                   Amount         Interest      Rate

Interest bearing
 bank balance        $   100,000      $    4,647      4.65%
Taxable securities     5,036,267         307,330      6.10%
Non-taxable
securities             1,907,004          87,913      6.98%
Federal funds sold     2,919,809         147,314      5.05%
Net loans             58,336,667(1)    6,536,735(2)  11.21%
                      -----------      ----------     ------
Total earning assets  $68,299,747      $7,083,939     10.37%
                      ===========      ==========     ======

Liabilities
NOW and money market
 deposits             $ 9,598,235      $  309,347      3.22%
Savings deposits        1,153,608          39,379      3.41%
Time deposits          51,272,040       3,087,551      6.02%
Borrowings (lease)         41,116           5,132     12.48%
Federal funds
 purchased                 38,094           1,939      5.09%
                      -----------      ----------     ------
Total interest bearing
 liabilities          $62,103,093      $3,443,348      5.54%
                      ===========      ==========     ======
Interest spread                                        4.83%
                                                      ======
Net interest income                    $3,640,591
                                       ==========
Net yield on interest earning assets                   5.33%
                                                      ======


(1) Net loans include $93,505 in loans that were placed on non-accrual status. The Company would have earned an additional
$6,400 had these loans accrued interest throughout 1996.

(2) Interest earned on net loans includes $365,541 in loan fees and service fees.

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME
-------------------------------------------

The effect on interest income, interest expense and net income in the periods indicated of changes in average balance and rate from the corresponding prior period is shown below. The effect of a change in average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
                              Year Ended December 31, 1997
                      Compared with Year Ended December 31, 1996
                          Increase (decrease) due to:

Interest earned on:            Volume       Rate         Total

Interest bearing
 bank balances             $      (277) $      982   $       705
Taxable securities              63,047       9,319        72,366
Non-taxable securities         (16,753)      2,069       (14,684)
Federal funds sold              (8,864)      5,840        (3,024)
Net loans                    1,259,867     (97,604)    1,162,263
                            ----------   ----------   -----------
Total Interest Income       $1,297,020   $ (79,394)   $1,217,626
                           ===========   ==========   ===========
Interest paid on:

NOW and money market
 deposits                  $   55,820   $     ---    $    55,820
Savings deposits                4,123      (1,927)         2,196
Time deposits                 505,664     (35,233)       470,431
Borrowings                     (4,077)       (829)        (4,906)
Federal funds purchased        (1,327)         67         (1,260)
                           -----------  ----------   -----------
Total Interest Expense     $   560,203  $ (37,922)   $   522,281
                           ===========  ==========   ===========
Change in net
 interest income           $  736,817   $ (41,472)   $   695,345
                           ===========  ==========   ===========


                                Year Ended December 31, 1996
                       Compared with Year Ended December 31, 1995
                              Increase (decrease) due to:

Interest earned on:            Volume       Rate         Total

Interest bearing
 bank balances             $       ---  $     (850)  $     (850)
Taxable securities            (112,289)    (11,397)    (123,686)
Non-taxable securities         (3,335)        ---       (3,335)
Federal funds sold              70,043      (5,330)       64,713
Net loans                      999,465     (53,570)      945,895
                           -----------  ----------   -----------
Total Interest Income      $   953,884  $  (71,147)  $   882,737
                           ===========  ===========  ===========

Interest paid on:

NOW and money market
deposits                      $(14,657)     $3,037      $(11,620)
Savings deposits                (4,067)      2,802        (1,265)
Time deposits                  491,751       8,649       500,400
Borrowings                      (7,821)      5,302        (2,519)
Federal Funds Purchased        (15,639)     (3,206)      (18,845)
Total Interest Expense     $    49,567  $   16,584   $   466,151
                           -----------  ----------   -----------
Change in net
 interest income           $   504,317  $  (87,731)  $   416,586
                           ===========  ===========  ===========

Deposits Analysis
-----------------

The Bank offers a full range of interest-bearing and non-interest bearing accounts, including commercial and retail checking accounts, negotiable order of withdrawal ("NOW") accounts, individual retirement accounts, regular interest-bearing savings accounts and certificates of deposit with a range of maturity date options. The sources of deposits are residents, businesses and employees of businesses within the Bank's market area. Customers are obtained through the personal solicitation of the Bank's officers and directors, direct mail solicitation and advertisements published in the local media.

The Bank pays competitive interest rates on time and savings deposits up to the maximum permitted by law or regulation. In addition, the Bank has implemented a service charge fee schedule competitive with other financial institutions in the Bank's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

The following table presents, for the periods indicated, the average amount of and average rate paid on each of the indicated deposit categories.

                                    Year Ended December 31, 1997

                                         Average        Average
Deposit Category                         Amount         Rate Paid

Non interest bearing demand deposits   $   4,855,539          N/A
NOW and money market deposits          $  11,338,64         3.22%
Savings deposits                       $   1,291,136        3.22%
Time deposits                          $  59,828,302        5.95%

                                     Year Ended December 31, 1996

                                         Average        Average
Deposit Category                        Amount          Rate Paid

Non interest bearing demand deposits   $   3,963,860          N/A
NOW and money market deposits          $   9,598,235        3.22%
Savings deposits                       $   1,153,608        3.41%
Time deposits                          $  51,272,040        6.02%

The following table indicates amounts outstanding of time certificates of deposit of $100,000 or more and respective maturities at December 31, 1997:

                      Time Certificates of Deposit

   3 months or less         $   4,837,027
   3-6 months                   3,585,632
   6-12 months                  5,583,142
   over twelve months           1,558,952
                            -------------
   Total                    $  15,564,753
                            =============


LOAN PORTFOLIO ANALYSIS
-----------------------

The Company engages in a full complement of lending activities, including commercial, consumer installment and real estate loans.
A significant number of loans are made to farmers or farming concerns.

Commercial lending is directed principally towards businesses whose demands for funds fall within the Company's legal lending limits and which are potential deposit customers of the Bank. These loans include loans obtained for a variety of business purposes, and are made to individual, partnership, or corporate borrowers. The Company places particular emphasis on loans to small and medium-sized businesses.

The Company's consumer loans consist primarily of installment loans to individuals for personal, family and household purposes, including automobile loans and pre-approved lines of credit to individuals. This category of loans includes lines of credit and term loans secured by second mortgages on residences for a variety of purposes, including home improvements, education and other personal expenditures.

The Company's real estate loans consist of residential and commercial first and second mortgages.

The following table presents various categories of loans contained in the Bank's loan portfolio as of December 31, 1997 and 1996 and the total amount of all loans for such periods:

                                          As of December 31
Type of Loan                              1997          1996

Domestic:

Commercial, financial and agricultural $56,442,799   $43,230,547
Real estate-construction                   188,759       202,844
Real estate mortgage                    13,049,306    11,149,943
Installment and other loans to
 individuals                             7,676,118     7,146,751
Subtotal                                77,356,982    61,760,085
Allowance for loan losses               (1,565,923)   (1,200,398)
                                       -----------   -----------
Total (net of allowance)               $75,791,059   $60,529,687
                                       ===========   ===========

The following is a presentation of an analysis of maturities of loans as of December 31, 1997 (in thousands):

                         Due in 1     Due In 1  Due After
Type of Loan           Year or Less  To 5 Years  5 Years    Total

Commercial, financial
 and agricultural        $31,439     $24,261    $ 743     $56,443
Real estate-construction     189         ---      ---         189
                         -------     -------    -----     -------
Total                    $31,628     $24,261    $ 743     $56,632
                         =======     =======    =====     =======

Experience of the Company has shown that some receivables will be paid prior to contractual maturity and others will be converted, extended or renewed. Therefore, the tabulation of contractual payments should not be regarded as a forecast of future cash collections.

The following is a presentation of an analysis of sensitivity of loans, excluding installment and other loans to individuals, to changes in interest rates as of December 31, 1997 (in thousands):

                       Due in 1     Due In 1  Due After
Type of Loan         Year or Less  To 5 Years  5 Years    Total

Fixed rate loans      $10,585       $ 9,316    $ 743     $20,644
Variable rate loans    21,043        14,645      ---      35,988
                      -------       -------    -----     -------
Total                 $31,628       $24,261    $ 743     $56,632
                      =======       =======    =====     =======

The following table presents information regarding nonaccrual, past due and restructured loans as of December 31, 1997 and 1996
(dollars in thousands):

                                        As of December 31
                                        1997              1996

Loans accounted for on
 a non-accrual basis:

                       Number:            2                 3
                       Amount:         $ 17              $ 94

Accruing loans which are contractually
past due 90 days or more as to principal and interest payments:

                       Number:            1                 2
                       Amount:         $ 46              $ 11

Loans which were renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower:

                       Number:            0                 2
                       Amount:         $  0              $  0

Loans now current but for which there
are serious doubts as to the borrower's
ability to comply with existing terms:

                       Number:            0                 4
                       Amount:         $  0              $127

As of December 31, 1997, there are no loans classified for regulatory purposes as doubtful, substandard or special mention that have not been disclosed in the above table, which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Loans are classified as non-accruing when the probability of collection of either principal or interest becomes doubtful. The balance classified as non-accruing represents the net realizable value of the account, which is the most realistic estimate of the amount the Company expects to collect in final settlement. If the account balance exceeds the estimated net realizable value, the excess is written off at the time this determination is made.

At December 31, 1997, with the exception of the two non-accruing loans reported above, all loans were accruing interest. There are no other loans which are not disclosed above where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

SUMMARY OF LOAN LOSS EXPERIENCE
-------------------------------

An analysis of the Bank's loss experience is furnished in the following table for the years ended December 31, 1997 and 1996, as well as a breakdown of the allowance for possible loan losses
(in thousands):

                                           Year Ended December 31
                                           1997              1996

Balance at beginning of period           $1,200            $  923
Charge-offs                                (476)
   (229)
Recoveries                                  107                33
Provision charged to Operations             735               473
                                         ------            ------
Balance at end of period                 $1,566           $ 1,200
                                         ======           =======
Ratio of allowance for loan losses to
 total loans outstanding during the
 period                                   2.02%             1.94%
                                         ======           =======
Net charge-offs to average loans           .53%              .32%
                                         ======           =======

As of December 31, 1997, the allowance for possible losses was allocated as follows:

                                                       Percent
                                                      of Loans
                                                      in Each
                                                      Category
Loans                                    Amount       to Total

Commercial, financial and agricultural  $1,185,000       73.0%
Real estate-Construction                     6,000         .2%
Real estate-Mortgage                       223,000       16.9%
Installment and other loans to
 individuals                               142,000        9.9%
Unallocated                                  9,923         N/A
                                        ----------      ------
Total                                   $1,565,923      100.0%
                                        ==========      ======

LOAN LOSS RESERVE
-----------------

In considering the adequacy of the Company's allowance for possible loan losses, management has focused on the fact that as of December 31, 1997, 73.0% of outstanding loans were in the category of commercial, financial and agricultural, loans. These loans are generally considered by management as having greater risk than other categories of loans in the Company's loan portfolio. However, 92.3% of the outstanding loans in this category at December 31, 1997, were made on a secured basis, such collateral consisting primarily of improved farmland real estate and equipment. Management believes that the secured condition of the preponderant portion of its commercial, financial and agricultural loan portfolio greatly reduces any risk of loss inherently present in these loans.

The Company's consumer loan portfolio is also secured. At December 31, 1997, the majority of the Company's consumer loans were secured by collateral primarily consisting of automobiles, boats and second mortgages on real estate. Management believes that these loans involve less risk than other categories of loans.

Real estate mortgage loans constitute 16.9% of outstanding loans. Management considers these loans to have minimal risk due to the fact that these loans represent conventional residential real estate mortgages where the amount of the original loan does not exceed 80% of the appraised value of the collateral.

The allowance for loan losses reflects an amount which, in management's judgment, is adequate to provide for potential loan losses. Management's determination of the proper level of the allowance for loan losses is based on the ongoing analysis of the credit quality and loss potential of the portfolio, actual loan loss experience relative to the size and characteristics of the portfolio, changes in composition and risk characteristics of the portfolio and anticipated impacts of national and regional economic policies and conditions. Senior management and the Board of Directors of the Bank review the adequacy of the allowance for loan losses on a monthly basis.

Management considers the year-end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

INVESTMENTS
-----------

As of December 31, 1997, the securities portfolio comprised approximately 7.7% of the Company's assets, while loans comprised approximately 82.7% of the Company's assets. The Bank invests primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, other taxable securities and in certain obligations of states and municipalities. In addition, the Bank enters into Federal Funds transactions with its principal correspondent banks, and acts as a net seller of such funds. The sale of Federal Funds amounts to a short-term loan from the Bank to another bank.

The following table presents, for the years ended December 31, 1997 and 1996, the approximate market value of the Company's investments, classified by category and by whether they are considered available-for-sale or held-to-maturity (in thousands):

INVESTMENT CATEGORY:
                                          December 31,
Available-for-Sale:                   1997            1996

Obligations of U.S. Treasury and
 other U.S. Agencies               $5,480,504      $5,465,945
State, Municipal and County
 Securities                         1,187,667       1,734,904
Mortgage-Backed Securities             19,388             ---
Federal Reserve Bank Stock             99,000          99,000
Federal Home Loan Bank Stock          231,400         201,000
Other Securities                       60,000         100,000
                                   ----------      ----------
Total                              $7,077,909      $7,600,849
                                   ==========      ==========

HELD-TO-MATURITY:

As of December 31, 1997 and 1996, there were no securities categorized as held-to-maturity.

The following table indicates, for the year ended December 31, 1997, the amount of investments, appropriately classified, due in
(i) one year or less, (ii) one to five years, (iii) five to ten years, and (iv) over ten years.

INVESTMENT CATEGORY:

                                                    Average
Available-for-Sale:                    Amount     Weighted Yield

Obligations of U.S. Treasury and
 other U.S. Agencies
 0 to 1 year                        $  500,150           5.61%
 Over 1 through 5 years              4,980,354           6.16%

State, Municipal and County Securities
 0 to 1 year                           625,536           7.11%
 Over 1 through 5 years                453,567           7.75%
 Over 5 through 10 years               108,564           8.94%

Mortgage backed Securities
 0 to 1 year                            19,338           6.11%

Other Securities
 0 to 1 year                            60,000           5.73%
 No maturity                           330,400           6.00%
                                    ----------           -----
Total                               $7,077,909           6.34%
                                    ==========           =====

HELD-TO-MATURITY:

As of December 31, 1997, there were no securities categorized as held-to-maturity.


ASSET/LIABILITY MANAGEMENT
--------------------------

It is the objective of the Bank to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan investment, borrowing and capital policies. Certain of the officers of the Bank are responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by individuals, partnerships and corporations. Management of the Bank seeks to invest the largest portion of the Bank's assets in commercial, consumer and real estate loans.

The Bank's asset/liability mix is monitored on a daily basis. A monthly report reflecting interest-sensitive assets and interest-sensitive liabilities is prepared and presented to the Bank's Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the Bank's earnings.

LEGAL PROCEEDINGS
=================

Neither the Company nor the Bank is a party to, nor is any of their property the subject of any material pending legal proceeding which is not routine litigation that is incidental to their respective businesses or any other material legal proceeding.

MANAGEMENT
==========

Directors and Executive Officers
--------------------------------

The Directors and executive officers of the Company, as well as the Bank's directors and executive officers are as follows:

                       Position with               Position with
Name                 the Company                 the Bank

T.Brinson Brock,Sr.     Director, Executive Vice    Director,
                         President, Secretary        President
                         Acting Chief Executive      and
                         Officer                     Secretary
Willis R. Collins       Director                     Director
Gene Stallings
  Crawford              Director                     Director
Benny Warren Denham     Director                     Director
Rowland T.Eskridge,Sr.  Vice President -
                         Development
Lloyd Greer Ewing       Director                     Director
Ava Lovett                                           Senior Vice
                                                      President
                                                      and Chief
                                                      Financial
                                                      Officer
Grady Elmer Moore       Director                     Director
Sara Ruth Raines        Director                     Director
Theron G. Reed          Director, President
Benjamin E. Walker      Director                     Director
Jimmie Ann Ward         Director                     Director
Freddie J. Weston, Jr.  Director                     Director

The Company's Board of Directors presently consists of 11 directors. The Company's Articles of Incorporation and Bylaws provide for a single class of directors, ranging in number from 5 to 25 members. The directors are elected by the shareholders of the Company at the annual shareholders meeting held in May of each year. Vacancies on the Board of Directors may be filled (for a term ending on the date of the next annual meeting) by a majority vote of teh existing directors. The Company's officers are appointed by the Board of Directors of the Company and serve and hold office at the pleasure of the Company's Board of Directors.

The Board of Directors of the Bank presently consists of 10 directors. The Board of Directors of the Bank are elected annually by the Board of Directors of the Company, the Bank's sole shareholder. The Bank's officers are appointed by the Board of Directors of the Bank and serve and hold office at the pleasure of the Board of Directors of the Bank.

The following table provides biographical information for each director and executive officer of the Company. Board members are elected for a one-year term and serve until their successors are elected and qualified. Except as otherwise indicated, each individual has been or was engaged in his/her present or last principal occupation, in the same or a similar position, for more than five years.

                             Position with Company and
Name                    Age  Bank and Principal Occupation

T. Brinson Brock, Sr.    41  Mr. Brock has been the Executive
                             Vice President and Acting Chief
Executive Officer of the Company since 24, 1998, Secretary of the Company since November 1989, a director of the Company since August 1989, President of the Bank since 24, 1998 and a director and Secretary of the Bank since August 1990. Before 24, 1998, Mr. Brock served as the Vice President of the Company and as the Executive Vice President of the Bank in charge of the Bank's lending, business and professional development activities. Mr. Brock began his banking career in 1978 with Cordele Banking Company in Cordele, Georgia. In 1984 he joined Ashburn Bank as Vice President and was promoted to Senior Vice President in charge of lending in 1987. Mr Brock raises beef cattle and is Vice President of the Turner County Cattleman's Association. Mr. Brock also serves as Chairman of the Georgia Banker's Agricultural Committee.

Willis R. Collins        52  Mr. Collins has been a director of
                             the Company since August 1989 and of
the Bank since August 1990. Mr. Collins served as a Commissioner of Turner County, Georgia from 1986 to 1993. He organized Cotton Warehouse, Inc. in 1988 and is a partner and manager of Arabi Gin Company.

Gene Stallings Crawford  69  Mr. Crawford has been a director of the Company since August 1989 and of
the Bank since August 1990. For over forty years Mr. Crawford has been active in developing Crawford Cattle Company, a beef and feeder cattle production business.

Benny Warren Denham      67  Mr. Denham has been a director of
                             the Company since August 1989 and of
the Bank since August 1990. Mr. Denham is a co-owner of Denham Farms and has operated this farming business since 1951. Mr. Denham has been a director of Oglethorpe Power Company since 1988. Mr. Denham served as a Commissioner of Turner County, Georgia from 1980 to 1990.

Rowland T. Eskridge, Sr. 60  Mr. Eskridge has served as Vice
                             President of Development of the
Company since December 27, 1997. He has been in the financial service industry for thirty-nine years. Until January 1997, Mr. Eskridge served as President and Chief Executive Officer at First National Bank, St. Marys, Georgia, which he helped organize in 1987. During 1997, Mr. Eskridge was a banking consultant. (Mr. Eskridge will also serve as an Advisory Director of the Bank.
See "Advisory Directors" immediately following.)

Lloyd Greer Ewing        53  Mr. Ewing has been a director of the
                             Company since August 1989 and of the
Bank since August 1990. Mr. Ewing joined Ewing Buick, Pontiac, GMC Trucks, Inc. in sales in 1973 and has held various positions in the company. He is now its President and General Manager.
Mr. Ewing is a former member of the Board of Directors at First Federal Savings Bank of Turner County.

Ava Lovett               53  Ms. Lovett has been Senior Vice
                             President and Chief Financial
Officer since 24, 1998, and Vice President and Cashier of the Bank since May 1990. Previously, Ms. Lovett served in various management functions at several other Georgia banks. Ms. Lovett also served for four years as a financial examiner with the Georgia Department of Banking and Finance, Atlanta, Georgia (District Office, Douglas, Georgia). She performed safety and soundness examinations of state chartered banks, credit unions and bank holding companies. Her responsibilities included examiner-in-charge duties, credit analysis and detail (audit) functions.

Grady Elmer Moore        63  Mr. Moore has been a director of the
                             Company since August 1989 and of the
Bank since August 1990. Mr. Moore runs a row crop operation, G.M. Farms, Inc., which he has pursued for the past thirty-five years.

Sara Ruth Raines         52  Mrs. Raines has been a director of
                             the Company since August 1989  and
of the Bank since August 1990. Until recently, Mrs. Raines operated a department (clothing) store in Ashburn. Mrs. Raines is the President of Raines Investment Group, Inc., which is a franchisee of Aaron's Rental Purchase Stores.

Theron G. Reed           55  Mr. Reed served as a director,
                             President, Chief Executive Officer
and Treasurer of the Company from November 1989 until 24, 1998. Mr. Reed also served as President, Chief Executive Officer and a director of the Bank from August 1990 until 24, 1998. Effective 24, 1998, Mr. Reed is serving as a director and President of the Company on an as needed, not full time basis. Mr. Reed also serves as President of Cornerstone Manufacturing, Inc., a family-owned business in Turner County. Georgia.

Benjamin E. Walker       67  Mr. Walker has been a director of
                             the Company since August 1989 and of
the Bank since August 1990. Mr. Walker is a part-owner of M & W Sportswear, Inc., a local garment contracting company. Mr. Walker is also a co-owner of S.S. Garment, Inc., a uniform manufacturing company in Fitzgerald, Georgia. Mr. Walker is a former Chairman of the Board of The Citizens Bank of Ashburn.

Jimmie Ann Ward          60  Mrs. Ward has been a director of the
                             Company since August 1989 and of the
Bank since August 1990.  Mrs. Ward is Vice President of Ward Land
Company and is a community volunteer in Turner County.

Freddie J. Weston, Jr.   60  Mr. Weston has been a director of
                             the Company since August 1989 and of
the Bank since August 1990. Mr. Weston served in the U.S. Army for more than twenty-five years, retiring in October 1981. Since 1983, he has been the coordinator of Vocational Academic Education at Turner County High School where he is Assistant Principal and teaches business and financial management. Mr. Weston is also Vice Chairman of the Ashburn Chamber of Commerce and Director of the Tiff Area Big Brothers/Big Sisters.

ADVISORY DIRECTORS
------------------

Pursuant to the Bank Development Agreement, upon the successful completion of the Offering and the opening of the Camden County Branch, the Camden County Promoters will be elected to serve as members of the Advisory (non-voting) Board of Directors of the Bank with respect to the business and operation of the Camden County Branch.

The following provides biographical information for each person chosen to serve as an Advisory Director:

     ANGELA DENISE BRYANT, 44, has been employed for the last five years as a legal secretary with the law firm of Smith & Floyd. She also is a co-owner of Bryant Photography, which specializes in sports photography and weddings. Ms. Bryant is Treasurer for Cumberland Sound, a community choral group and Vice Chairman and Script Chairman for Camden Area Player, Inc. a community theater group.

     DONALD M. CREWS, 50, has been the owner and operator of Furniture Factory Outlet, St. Marys, Georgia, since 1985. Mr. Crews also owns and manages commercial real estate. Mr. Crews is a past director of the Camden/Kingsbay Chamber of Commerce and the Camden/Kingsbay Navy League and has served for four years on the Better Business Committee for Camden County.

     J. ALAN EASON, 31, is a native of Camden County and has, for the last five years, served as President of Eason, Inc., a family-owned business.

     ROWLAND T. ESKRIDGE, SR., 60.  See biography of Rowland T.
Eskridge, Sr., under "MANAGEMENT -- Directors and Executive
Officers".

     BOBBY Y. FRANKLIN, age 51, has been the owner and operator of B & D Tire Company in Kingsland, Georgia, since 1975 and the owner of Franklin Properties, Hilliard, Florida, since 1979. Mr. Franklin serves as a director of the Georgia Tire and Retreaders Dealers Association.

     CARROLL E. FRANKLIN, age 49, has been the owner of Franklin
Tire & Auto Parts, Inc. and Franklin Ministorage, Hilliard,
Florida, during the last five years.

     JAMES R. HANNAH, age 51, has been engaged in the real estate development and construction businesses in Camden County, Georgia, since 1979.

     MAURICE HANNAH, age 55, has been a real estate developer in Waycross and Camden County, Georgia, since 1971.

     DR. LIZ G. JORDAN, age 59, is the Assistant Superintendent of Special Programs of the Camden County Schools and has been an educator, motivational speaker and writer for the last five years.

     JOE SHEPPARD, age 64, has been Chairman of the Board of Resource Systems, Inc., an Atlanta-based company engaged in the telecommunication business for more than five years. Previously he held Regional Manager and Sales Manager positions at the Digital Telephone Systems Division of Harris Corporation.

ADDITIONAL DIRECTORS
--------------------

Pursuant to the Bank Development Agreement, upon the successful completion of the Offering and the opening of the Camden County Branch, three of the Advisory Directors nominated by the Advisory Board after consultation with and input from the Company, will be elected by the Board of Directors of the Company to fill vacancies then existing on the Board of Directors of the Company. The election of such directors is also subject to regulatory approvals. The three additional directors will serve until the next annual meeting of the shareholders of the Company.

ESKRIDGE EMPLOYMENT AGREEMENT
-----------------------------

Effective December 27, 1997, the Company entered into an Employment Agreement with Rowland T. Eskridge, Sr., one of the Camden County Promoters. Under the terms of the Employment Agreement, Mr. Eskridge will serve as Vice President of Development for the Bank. His specific employment duties include: (i) assisting the Company with application and regulatory approval of the Camden County Branch; (ii) supervising the construction and outfitting of the Camden County Branch facilities; (iii) assisting the Company with promotion of the Offering and the Camden County Branch; and (iv) serving as Chairman of the Advisory Board of the Bank. In connection with these duties, however, Mr., Eskridge will have no role in credit approval or the administrative decision making processes of the Bank or the Company.

As compensation for the services outlined in the Employment Agreement, Mr. Eskridge will receive a base salary of $52,500 plus (i) a bonus of $12,500 at the end of the first year of employment if the Offering was successfully completed and the Camden County Branch opened for business; and (ii) a bonus of $12,500 at the end of the second year of employment if the Camden County Branch has achieved total deposits of $10,000,000 and total loans of $5,000,000 by such time. In addition to the compensation described above, Mr. Eskridge will be entitled to business and automobile expense reimbursement, vacation, sick leave and other benefits generally available to employees of the Bank and consistent with the Bank's standard policies in effect from time to time.

The term of the Employment Agreement is two years, unless earlier terminated upon thirty (30) days notice following breach by Mr. Eskridge or the failure to successfully complete the Offering.
In the event of termination, all compensation under the Employment Agreement ceases. In addition, Mr. Eskridge is prohibited from competing, directly or indirectly, with the Bank in any area within a twenty-five (25) mile radius of St. Marys, Georgia, for a period of one year from any such termination.


EXECUTIVE COMPENSATION
======================

NAMED EXECUTIVE OFFICERS
------------------------

The following table sets forth the compensation paid to the named executive officers of the Company for each of the Company's last three completed fiscal years:

                           Summary Compensation Table
                               Annual Compensation

Name and Principal      Year      Salary     Bonus   Compensation
 Position (a)           (b)         (c)       (d)        (e)

Theron G. Reed,
 President of the       1997    $100,000    $27,500    $39,381(1)
 the Company            1996    $100,000    $27,500    $34,726(2)
                        1995    $100,404    $18,000    $22,408(3)

T. Brinson Brock, Sr.,  1997    $ 89,000    $27,000    $38,967(4)
 Executive Vice         1996    $ 84,000    $23,500    $33,053(5)
 President, Secretary   1995    $ 81,200    $17,000    $21,984(6)
 and Acting CEO of the
 Company
                                Long Term Compensation

                                           Securities
                                              and        All
                                             Underly-   Other
                       Stock    Restricted   ing LTIP   Compen-
Name and Principal     Awards  Options/SARs  Payouts    sation
 Position (a)           (f)        (g)         (h)        (i)

Theron G. Reed,  1997   $0          0           0          0
 President of
 the Company     1996   $0          0           0          0
                 1995   $0          0           0          0

T.Brinson
  Brock, Sr.     1997   $0          0           0          0
 Executive Vice  1996   $0          0           0          0
 President,      1995   $0          0        5,280(7)      0
 Secretary and
 Acting CEO of the
 Company


(1) Includes $3,000 car allowance, $7,800 in director's fees, insurance and profit sharing payments.

(2) Includes $17,283 in contributions to the Company's profit sharing plan and $5,950 in director's fees.

(3) Includes $14,208 in contributions to the Company's profit sharing plan and $3,400 in director's fees.

(4) Includes $4,200 car allowance, $9,000 in director's fees, insurance and profit sharing payments.

(5) Includes $14,630 in contributions to the Company's profit sharing plan and $7,150 in director's fees.

(6) Includes $11,784 in contributions to the Company's profit sharing plan and $4,500 in director's fees.

(7) When the Bank opened for business in 1990, Mr. Brock was granted an option to acquire 1% of the Registrant's original stock issue (i.e., 3,520 shares). Thereafter, at the end of each of fiscal year 1992, 1993, 1994 and 1995, Mr. Brock, based upon the Bank's having achieved a specified return on assets in each such year, was granted additional options to acquire .5% per year of the Registrant's original stock issue (i.e., 1,760 additional shares per year). The return on assets which the Bank had to achieve in years 1992-1995 for Mr. Brock to earn the options granted to him in such years was: calendar year 1992, .3%; calendar year 1993, .5%; calendar year 1994, .75%; and calendar
year 1995, 1.0%.   All options are exercisable (after taking into
account the three-for-one stock split in October 1997) at a price of $3.33 per share and are exercisable at any time for seven years after the year in which such options were awarded.

                    Option/SAR Grants in Last Fiscal Year
                          (Individual Grants)
                                  Percent
                Number of       of Total
                Securities    Options/SARs   Exercise
                Underlying      Granted to      or        Expira-
                 Options/     Employees in     Base        tion
Name           SARs Granted    Fiscal Year    Price        Date
(a)                (b)             (c)          (d)        (e)

Theron G. Reed      0                0%     $N/A/Share      N/A
T. Brinson
 Brock, Sr.         0                0%     $N/A/Share      N/A

No stock options or warrants were exercised and there were no SARs outstanding during fiscal year 1997. The following table presents information regarding the value of unexercised options and warrants held at December 31, 1997.

                         Aggregated Option/SAR Exercises in Last
                         Fiscal Year and FY-end Option/SAR Values

                                     Number of
                                      Securities      Value of
                                     Underlying     Unexercised
                                     Unexercised    in-the-Money
               Shares               Options/SARs    Options/SARs
              Acquired                on FY-End       at FY-End
                  on        Value     Exercisable     Exercisable
Name         Exercise    Realized  /Unexercisable  /Unexercisable
 (a)            (b)         (c)          (d)            (e)(1)

Theron G.
   Reed         ---       ---       42,240/0         281,740/0
T.Brinson
   Brock,Sr.    ---       ---       31,680/0         211,305/0


(1) Dollar values have been calculated by determining the difference between the estimated fair market value of the Shares at December 31, 1997 (i.e., $10.00 per share) and the exercise price of such options (i.e., $3.33). The number of securities has ben adjusted for the three-for-one stock split in October 1997.

The Registrant does not have any Long Term Incentive Plans in effect.

DIRECTORS
---------

The Company's directors receive $500 for each monthly bonus meeting they attended. In addition, directors who are members of the Board's Loan Committee receive $100 for each Loan Committee meeting attended. In December 1997, each director of the Bank received a $2,000 Christmas bonus.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
=======================================

On April 20, 1998, the Company had 465 shareholders of record.

The following table sets forth share ownership information as of April 20, 1998 (adjusted for the three-for-one stock split in October 1997), with respect to the Shares, with respect to any person known to the Company to be a beneficial owner of more than 5% of the Shares:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS*
------------------------------------------------

Name and Address of
 Beneficial Owner          Number of Shares     Percent of Class(1)

T. Brinson Brock, Sr.         78,837(2)                  7.1%
Arabi, Georgia

Willis R. Collins             91,500(3)                  8.4%
Rebecca, Georgia

Gene Stallings Crawford      105,579(4)                  9.7%
Rebecca, Georgia

Grady Elmer Moore             76,050(5)                  6.9%
Arabi, Georgia

Sara Ruth Raines              70,800(6)                  6.5%
Ashburn, Georgia

Theron G. Reed                72,363(7)                  6.5%
Rebecca, Georgia

Benjamin E. Walker            77,361(8)                  7.1%
Ashburn, Georgia

Jimmie Ann Ward               75,000(9)                  6.9%
Ashburn, Georgia


* Information relating to beneficial ownership of Shares is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the 1934 Act. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or Shares "voting power", which includes the power to vote or direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1) The percentages are based on 1,060,758 Shares outstanding, plus Shares which may be acquired by the beneficial owner within 60 days of April 20, 1998, by exercise of options and/or warrants.

(2) Includes 750 Shares held as custodian for Brent Brock, 840 Shares held as custodian for Kristen Brock, 450 Shares held as custodian for Hunter Chess Brock, and 978 Shares owned by Mr. Brock's wife, as to all of which Mr. Brock disclaims beneficial ownership. Does not include 3,000 Shares owned by Mr. Brock's father, and 3,150 Shares owned by his mother. Also includes the right to acquire 21,000 Shares pursuant to currently exercisable warrants and the right to acquire 31,680 Shares pursuant to currently exercisable options.

(3) Includes 40,065 Shares owned by Mr. Collins' wife as to which he disclaims beneficial ownership. Also includes the right to acquire 25,752 Shares pursuant to currently exercisable warrants.

(4) Includes 18,750 Shares owned by Mr. Crawford's wife as to which he disclaims beneficial ownership, 8,115 Shares held as custodian for his son Gene Scott Crawford and 8,115 Shares held as custodian for his son Phillip Andrew Crawford. Also includes the right to acquire 30,000 Shares pursuant to currently exercisable warrants.

(5) Includes the right to acquire 36,750 Shares pursuant to currently exercisable warrants.

(6) Includes 1,500 Shares owned by Ruth's of Ashburn, Inc., and 24,000 Shares owned by Mrs. Raines' husband. Also includes 1,200 Shares owned by Mrs. Raines' son John D. Raines, III and 600 Shares owned by her son Mitchell Davis Raines. Also includes the right to acquire 30,000 Shares pursuant to currently exercisable warrants.

(7) Includes 1,200 Shares held as custodian for Mr. Reed's son, Jeff Reed, as to which Mr. Reed disclaims beneficial ownership. Also includes the right to acquire 42,240 Shares pursuant to currently exercisable options and the right to acquire 15,000 Shares pursuant to currently exercisable warrants.

(8) Includes 12,300 Shares owned by Mr. Walker's wife as to which he disclaims beneficial ownership. Also includes the right to acquire 30,000 Shares pursuant to currently exercisable warrants.

(9) Includes 15,000 Shares owned by Mrs. Ward's son as to which she disclaims beneficial ownership. Also includes the right to acquire 30,000 Shares pursuant to currently exercisable warrants.

The following table sets forth share ownership information as of April 20, 1998 of the Company's Shares with respect to (i) each director and named executive officer of the Registrant who beneficially owns Shares; and (ii) all directors and named executive officers of the Company as a group:

SECURITY OWNERSHIP OF MANAGEMENT*
---------------------------------

Name and Address of             Number
Beneficial Owner              of Shares     Percent of Class(1)

T. Brinson Brock, Sr.          78,837(2)           7.1%
Arabi, Georgia

Willis R. Collins              91,500(3)           8.4%
Rebecca, Georgia

Gene Stallings Crawford       105,579(4)           9.7%
Rebecca, Georgia

Benny Warren Denham            38,700(5)           3.6%
Sycamore, Georgia

Lloyd Greer Ewing              39,000(6)           3.6%
Ashburn, Georgia

Grady Elmer Moore              76,050(7)           6.9%
Arabi, Georgia

Sara Ruth Raines               70,800(8)           6.5%
Ashburn, Georgia

Theron G. Reed                 72,363(9)           6.5%
Rebecca, Georgia

Benjamin E. Walker             77,361(10)          7.1%
Ashburn, Georgia

Jimmie Ann Ward                75,000(11)          6.9%
Ashburn, Georgia

Freddie J. Weston, Jr.         15,000(12)          1.3%
Ashburn, Georgia

All directors and named
 executive officers
 as a group(13)               738,690             52.2%
 (11 persons)                  Shares


* Information relating to beneficial ownership of common stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the 1934 Act. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty
(60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1) The percentages are based on 1,060,758 Shares outstanding, plus Shares which may be acquired by the beneficial owner, or group of beneficial owners, within 60 days of April 20, 1998, by exercise of options and/or warrants. The percentage total differs from the sums of the individual percentages due to the differing denominators with respect to each calculation. All share numbers and percentages reflect the three-for-one stock split in October 1997.

(2) Includes 750 Shares held as custodian for Brent Brock, 840 Shares held as custodian for Kristen Brock, 450 Shares held as custodian for Hunter Chess Brock, and 978 Shares owned by Mr. Brock's wife, as to all of which Mr. Brock disclaims beneficial ownership. Does not include 3,000 Shares owned by Mr. Brock's father, and 3,150 Shares owned by his mother. Also includes the right to acquire 21,000 Shares pursuant to currently exercisable warrants and the right to acquire 31,680 Shares pursuant to currently exercisable options.

(3) Includes 40,065 Shares owned by Mr. Collins' wife as to which he disclaims beneficial ownership. Also includes the right to acquire 25,752 Shares pursuant to currently exercisable warrants.

(4) Includes 18,750 Shares owned by Mr. Crawford's wife as to which he disclaims beneficial ownership, 8,115 Shares held as custodian for his son Gene Scott Crawford and 8,115 Shares held as custodian for his son Phillip Andrew Crawford. Also includes the right to acquire 30,000 Shares pursuant to currently exercisable warrants.

(5) Includes 4,788 Shares owned by Mr. Denham's wife as to which he disclaims beneficial ownership. Also includes the right to acquire 18,000 Shares pursuant to currently exercisable warrants.

(6) Includes 3,000 Shares owned by his daughter, Mary Margaret Ewing, 3,000 Shares owned by his son, Lloyd Scott Ewing, and 3,000 Shares owned by his daughter, Jennifer L. Ewing, as to all of which Mr. Ewing disclaims beneficial ownership. Also includes the right to acquire 15,000 Shares pursuant to currently exercisable warrants.

(7) Includes the right to acquire 36,750 Shares pursuant to currently exercisable warrants.

(8) Includes 1,500 Shares owned by Ruth's of Ashburn, Inc., 24,000 Shares owned by Mrs. Raines' husband, 1,200 Shares owned by Mrs. Raines' son John D. Raines, III and 600 Shares owned by her son Mitchell Davis Raines. Also includes the right to acquire 30,000 Shares pursuant to currently exercisable warrants.

(9)  Includes 1,200 Shares held as custodian for his son, Jeff
Reed, as to which Mr. Reed disclaims beneficial ownership. Also includes the right to acquire 42,240 Shares pursuant to currently exercisable options and the right to acquire 15,000
Shares pursuant to currently exercisable warrants.

(10) Includes 12,300 Shares owned by Mr. Walker's wife as to which he disclaims beneficial ownership. Also includes the right to acquire 30,000 Shares pursuant to currently exercisable warrants.

(11) Includes 15,000 Shares owned by Mrs. Ward's son as to which she disclaims beneficial ownership. Also includes the right to acquire 30,000 Shares pursuant to currently exercisable warrants.

(12) Includes the right to acquire 6,000 Shares pursuant to currently exercisable warrants.

(13) Warrants to purchase Shares at the original offering price were issued to each director of the Company and the Bank on the basis of one warrant for each share of common stock that they purchased in the initial offering. The stock purchase warrants entitle the holder of the warrants to purchase Shares at $3.33 per share at any time during the term of the warrant. None of the warrants were exercisable until December 14, 1991 (which date is one year from the date the offering was completed). The warrants have a term of ten years from August 6, 1990 (the date the bank opened for business). One-third of each director's warrants became vested on December 14, 1991; an additional one-third became vested on December 14, 1992, and the final one-third became vested on December 14, 1993. The warrants exercisable on or after December 14, 1993, are reflected in the beneficial ownership table.

SECURITY OWNERSHIP OF CAMDEN COUNTY PROMOTERS
----------------------------------------------

The following table sets forth the maximum possible ownership of the Shares by the Camden County Promoters, assuming (i) the purchase by them of the Shares they have each agreed to purchase and (ii) the completion of the Offering at the maximum subscription (400,000 Shares) level:

                                              Number
                                            of Shares
                         Number              to be
                       Beneficially         Beneficially
                         Owner               Owned
                       Prior to            Immediately
Name                   Offering  Percent   the Offering  Percent

Angela Bryant             0         0%         1,500       ---*
Donald M. Crews           0         0%        15,000       1.00%
J. Alan Eason             0         0%        10,000       ---*
Rowland T. Eskridge, Sr.  0         0%        12,000       ---*
Bobby Y. Franklin         0         0%        16,000      1.10%
Carroll Franklin          0         0%        11,000       ---*
James Hannah              0         0%        11,000       ---*
Maurice Hannah            0         0%        10,000       ---*
Liz G. Jordan             0         0%         2,500       ---*
Joe Sheppard              0         0%        11,000       ---*
                         --        ---       -------       ----
                          0         0%
Camden County Promoters as
 a Group (10 Persons)                        100,000      6.85%
* Less than 1%


CERTAIN TRANSACTIONS
====================

During 1997 the Bank loaned funds to certain of the Company's executive officers and directors in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions with other customers, and which did not involve more than the normal risk of collectibility or present other unfavorable features.

DESCRIPTION OF SECURITIES
=========================
Common Stock
------------

The Company is authorized to issue up to 10,000,000 Shares, of which 1,060,758 Shares are outstanding as of April 20, 1998. The holders of Common Stock have the following rights: (i) the right to share ratably in the distribution of dividends, as and when declared by the Board of Directors out of funds legally available therefor; (ii) the right to cast one vote per share on all matters voted on by shareholders generally, including the election of directors and approval of mergers; and (iii) in the event of liquidation, dissolution or winding up of the Company, the right to share ratably in all assets remaining after payment of liabilities. The Shares are not convertible or redeemable and do not carry any cumulative voting rights (thus shareholders holding more than 50% of the outstanding Shares are able to elect all members of the Board of Directors). The currently outstanding Shares are, and the Shares to be issued hereunder will be, upon issuance by the Company against receipt of the purchase price therefor, fully paid and nonassessable by the Company.

Reference is made to the Company's Restated Articles of Incorporation, as amended, and bylaws filed as exhibits to the registration statement of which this Prospectus is a part (the "Registration Statement"), and to the Georgia Business Corporation Act, for more complete information concerning the rights, privileges and liabilities of the holders of the Company's Shares.

DIVIDENDS
---------

The Company has paid dividends with respect to the Shares during
each of  the last three fiscal years:   $.10 per Share for 1997,
of $0.93 per Share for 1996 and $.06 per Share in 1995, respectively Any declaration of future dividends is within the discretion of the Board of Directors of the Company and will depend, among other things, on general business conditions, the banking industry, the Company's and the Bank's earnings and capital and the applicable regulatory requirements.


INDEMNIFICATION OF DIRECTORS AND OFFICERS
=========================================

The Company's Bylaws provide that it may indemnify any person who is a party to any litigation or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or served as such with another entity at the request of the Company, against expenses actually and reasonably incurred in defending or settling such litigation, if such person is successful in such defense and except if such persons actions fail to meet certain qualifications. Under some circumstances the Company may pay expenses in advance.

No indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise. The Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

The Company has procured a directors and officers liability policy with a coverage limit of $1,000,000 million. Such a policy and the indemnification provisions help the Company and its subsidiaries attract and retain qualified individuals to serve as officers and directors by limiting their personal exposure for such services. The insurance policy also acts to limit the Company's and its subsidiaries' exposure to liability for the indemnification offered to officers and directors.

The Articles of Incorporation of the Company and its subsidiaries limit certain liabilities of the directors of the Company to the Company or its shareholders. The Articles do not eliminate the liability of a director for any appropriation, in violation of his duties, of any business opportunity of the Company or the subsidiaries, acts or omissions not taken in good faith or which involved intentional misconduct or a knowing violation of law, the types of liabilities set forth in Official Code of Georgia Annotated Sections 14-2-831 (unlawful distributions), or any transaction from which the director derived an improper personal benefit.

LEGAL MATTERS
=============

The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Dinur &
Associates, P.C.

EXPERTS
=======

The consolidated financial statements of the Company at December 31, 1997 and 1996, and for the years then ended, included herein and elsewhere in the registration statement have been included herein and in the Registration Statement in reliance upon the report of Francis & Company, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing

ADDITIONAL INFORMATION
======================

The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement under the Securities Act with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Shares, reference is hereby made to the Registration Statement and the exhibits thereto. The Registration Statement may be inspected by anyone without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C., and copies of all or any part of the Registration Statement may be obtained upon payment of the prescribed fees, from the SEC's principal office in Washington, D.C. Copies of the Registration Statement and exhibits may be obtained via the Internet at http://www.sec.gov.


INDEX TO FINANCIAL STATEMENTS
=============================


                                                           Page

REPORT OF INDEPENDENT ACCOUNTANTS....................53

CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated Balance Sheets........................54

  Consolidated Statements of Income..................55

  Consolidated Statements of Changes
   in Shareholders' Equity...........................56

  Consolidated Statements of Cash Flows..............57

  Notes to Consolidated Financial Statements.........58


Report of Independent Accountants


Board of Directors
Community National Bancorporation
Ashburn, Georgia

We have audited the accompanying consolidated balance sheets of Community National Bancorporation (the "Company") and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community National Bancorporation and subsidiary at December 31, 1997 and 1996, and the results of their consolidated operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


FRANCIS & CO., CPAs


Atlanta, Georgia
February 14, 1998


COMMUNITY NATIONAL BANCORPORATION
ASHBURN, GEORGIA
Consolidated Balance Sheets


ASSETS
------
                                               As of December 31,
                                            1997           1996

Cash and due from banks                 $ 2,770,621  $ 3,512,819
Federal funds sold, net (Note 3)          2,250,000    2,600,000
                                        -----------  -----------
Total cash and cash equivalents         $ 5,020,621  $ 6,112,819
Securities: (Notes 2 & 4)
Available-for-sale at fair value          7,077,909    7,600,849
Loans, net (includes loans of $3,191,232
 (1997) and $1,579,651 (1996) to
 insiders) (Notes 2, 5, 6 & 15)          75,791,059   60,529,687
Property and equipment, net
  (Notes 2 & 7)                           1,323,876    1,017,210
Other assets                              2,380,922    1,995,364
                                        -----------  -----------
 Total Assets                           $91,594,387  $77,255,929
                                        ===========  ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Liabilities:

Deposits
  Non-interest bearing deposits         $ 7,488,707  $ 5,859,192
  Interest bearing deposits              76,353,452   64,234,336
                                        -----------  -----------
    Total deposits (Note 9)             $88,842,159  $70,093,528
Obligation under capital lease
  (Note 14)                                     ---       15,186
Other liabilities                           574,556      891,938
                                        -----------  -----------
 Total Liabilities                      $84,416,715  $71,000,652
                                        ===========  ===========
Commitments and Contingencies (Note 8)

Shareholders' Equity: (Notes 1& 15)
Common stock, no par value, 10,000,000
  shares authorized, 1,060,251 shares
  issued; 1,054,251 (1997) and 1,060,251
  (1996)outstanding                     $ 3,479,988  $ 3,479,988
Treasury stock                              (40,000)         ---
Retained earnings                         3,726,950    2,783,964
Unrealized gain (loss) on securities, net    10,734       (8,675)
                                        -----------  -----------
  Total Shareholders' Equity            $ 7,177,672  $ 6,255,277
                                        -----------  -----------
  Total Liabilities and
  Shareholders' Equity                  $91,594,387  $77,255,929
                                       ===========   ===========


Refer to notes to the consolidated financial statements.



COMMUNITY NATIONAL BANCORPORATION
ASHBURN, GEORGIA
Consolidated Statements of Income



                                         Years Ended December 31,
                                            1997          1996
Interest income:

Interest and fees on loans (Note 2)    $ 7,698,998   $ 6,536,735
Interest on investment securities          458,277       399,890
Interest on federal funds sold             144,290       147,314
                                        ----------   -----------
    Total interest income              $ 8,301,565   $ 7,083,939

Interest expense:

Interest on deposits and borrowings
 (Note 11)                             $ 3,965,629   $ 3,443,348
Net interest income                      4,335,936     3,640,591
Provision for possible loan
 losses (Note 6)                           735,300       473,000
                                        ----------   -----------
Net interest income after provision
 for possible loan losses              $ 3,600,636   $ 3,167,591
                                        ----------   -----------
Other income:

Gain/(loss) on sale of
 securities (Note 4)                   $    (4,773)  $    (2,811)
Service fees on deposit accounts           418,012       375,961
Miscellaneous, other                        81,373        91,508
                                        ----------   -----------
    Total other income                 $   504,158   $   464,658
                                        ----------   -----------
Other Expenses:
Salaries and benefits                  $ 1,106,602   $   958,720
Data processing expense                    111,377        82,984
Professional fees                          141,246       139,759
Depreciation                               130,746       132,722
Repairs and maintenance                    124,152        90,715
Other operating expenses (Note 12)         614,276       623,750
                                        ----------   -----------
    Total other expenses               $ 2,227,859   $ 2,028,650
                                        ----------   -----------
Income before income tax               $ 1,876,935   $ 1,603,599
Income tax (Notes 2 & 13)                  834,992       651,041
                                        ----------   -----------
Net income                             $ 1,041,943   $   942,558
                                       ===========   ===========
Basic earnings per share (Note 2)      $       .98   $       .89
                                       ===========   ===========
Diluted earnings per share (Note 2)    $       .81   $       .76
                                       ===========   ===========


Refer to notes to the consolidated financial statements.



COMMUNITY NATIONAL BANCORPORATION
ASHBURN, GEORGIA
Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1997 and 1996


                             Common Stock       Treasury Stock
                           Shares     Amount    Shares   Amount

Balance, December 31,
 1995                     353,417  $3,479,988      ---       ---
                          -------  ----------   ------  --------

Dividends paid                ---         ---      ---       ---
Net income, 1996              ---         ---      ---       ---
Unrealized (loss) on
securities                    ---         ---      --- $     ---
                          -------  ----------   ------  --------
Balance, December 31,
 1996                     353,417  $3,479,988      --- $     ---
                          -------  ----------   ------  --------

Stock Split (3:1)         709,834         ---      ---       ---

Dividends paid (.0933
 per share)                   ---         ---      ---       ---
Purchase of stock             ---         ---    6,000  $(40,000)
Net income, 1997              ---         ---      ---       ---
Unrealized gain, securities   ---         ---      ---       ---

Balance, December 31,
 1997                   1,060,251  $3,479,988    6,000  $(40,000)
                        =========  ==========    =====  ========



                            Unrealized    Total         Share-
                            Retained     Gain on       holders'
                            Earnings    Securities      Equity

Balance, December 31, 1995  $1,905,021  $ 34,079    $5,409,088

Dividends paid                 (63,615)      ---       (63,615)
Net income, 1996               942,558       ---       942,558
Unrealized (loss) on
 securities                        ---   (32,754)   $  (32,754)
                            ----------  --------    ----------
Balance, December 31, 1996  $2,782,964  $ (8,675)   $6,255,277
                            ----------  --------    ----------
Stock Split (3:1)                  ---       ---           ---
Dividends paid (.0933 per
  share)                       (98,957)      ---       (98,957)
Purchase of stock                  ---       ---       (40,000)
Net income, 1997             1,041,943       ---     1,041,943
Unrealized gain, securities        ---    19,409    $   19,409
                            ----------  --------    ----------
Balance, December 31, 1997  $  326,950  $ 10,734    $7,177,672
                            ==========  ========    ==========


Refer to notes to the consolidated financial statements.



COMMUNITY NATIONAL BANCORPORATION
ASHBURN, GEORGIA
Consolidated Statements of Cash Flows

                                  Years Ended December 31,

                                        1997             1996

Cash flows from operating
activities:
 Net income                          $  1,041,943  $    942,558

 Adjustments to reconcile net
 income to net cash provided by
 operating activities:
   Depreciation                      $    130,746   $    132,722
    Net Amortization of premiums on
     securities                             3,184         12,121
    Gain on sale or settlements of
     securities                            (4,773)         2,811
    Provisions for loan losses            735,300        473,000
(Increase) in other assets               (385,558)      (293,921)
(Decrease) in liabilities                (317,382)       294,995
                                      ------------  ------------
Net cash provided by operating
 activities                          $  1,203,460  $  1,564,286
                                      ------------  ------------
Cash flows from investing activities:
Proceeds from maturities and
paydowns of securities                $  3,632,000  $  1,303,466
Proceeds from sales of securities     $    496,626  $  2,740,796
Purchase of investment securities       (3,584,688)   (4,568,846)
Net increase in loans                  (15,996,672)   (9,728,819)
Purchase of property and equipment        (473,412)      (59,931)
Net cash used in investing activities $(15,890,146) $(10,313,334)
                                      ------------  ------------
Cash flows from financing activities:
Purchase of stock                     $    (40,000) $        ---
Payment of dividends                       (98,957)      (63,615)
(Decrease) in lease obligations            (15,186)      (52,144)
Increase in customer deposits           13,748,631   11,673,567
                                      ------------  ------------
Net cash provided from financing
 activities:                          $ 13,594,488  $ 11,557,808
                                      ------------  ------------
Net (decrease) in cash and
 cash equivalents                     $ (1,092,198) $  2,808,760
Cash and cash equivalents, beginning
 of year                              $  6,112,819  $  3,304,059
                                      ------------  ------------
Cash and cash equivalents,
 end of year                          $  5,020,621  $  6,112,819
                                      ============  ============
Supplemental Information:
Income taxes paid                     $    800,125  $    595,747
                                      ============  ============
Interest paid                         $  3,908,406  $  3,422,661

                                      ============  ============


Refer to notes to the consolidated financial statements.


COMMUNITY NATIONAL BANCORPORATION
ASHBURN, GEORGIA
Notes to Consolidated Financial Statements
December 31, 1997 and 1996


NOTE 1 - ORGANIZATION OF THE BUSINESS

Community National Bancorporation, Ashburn, Georgia (the "Company") was organized in August, 1989 to serve as a holding company for a proposed de novo bank, Community National Bank, Ashburn, Georgia (the "Bank"). The Bank was chartered by and is currently regulated by the Office of the Comptroller of the Currency and its deposits are each insured up to $100,000 by the Federal Deposit Insurance Corporation. The Bank has two offices, one in Ashburn, Georgia (headquarters), and one in Cordele, Georgia. The Company has no other subsidiaries.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Reclassification.   The consolidated
financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net income or shareholders' equity.

Basis of Accounting. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices in the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Investment Securities.  The Company adopted Statement of
Financial Accounting Standards No. 115, "Accounting for Certain
Investment in Debt and Equity Securities"  ("SFAS 115") on
January 1, 1994. SFAS 115 requires investments in equity and debt securities to be classified into three categories:

1. Held-to-maturity securities. These are securities which the Company has the ability and intent to hold until maturity. These securities are stated at cost, adjusted for amortization of premiums and the accretion of discounts. As of December 31, 1997 and 1996, the Company had no securities in this category.

2. Trading securities. These are securities which are bought and held principally for the purpose of selling in the near future. Trading securities are reported at fair market value, and related unrealized gains and losses are recognized in the income statement. As of December 31, 1997 and 1996, the Company had no securities in this category.

3. Available-for-sale securities. These are securities which are not classified as either held-to-maturity or as trading securities. These securities are reported at fair market value. Unrealized gains and losses are reported, net of tax, as separate components of shareholders' equity. Unrealized gains and losses are excluded from the income statement.

A decline below cost in the fair value of any available-for-sale or held-to-maturity security that is deemed other than temporary, results in a charge to income and the establishment of a new cost basis for the security.

Purchase premiums and discounts on investment securities are amortized and accredited to interest income using the level yield method on the outstanding principal balances. In establishing the accretion of discounts and amortization of premiums, the Company utilizes market based prepayment assumptions. Interest and dividend income are recognized when earned. Realized gains and losses for securities sold are included in income and are derived using the specific identification method for determining the costs of securities sold.

Loans, Interest and Fee Income on Loans. Loans are stated at the principal balance outstanding. Unearned discount, unamortized loan fees and the allowance for possible loan losses are deducted from total loans in the statement of condition. Interest income is recognized over the term of the loan based on the principal amount outstanding. Points on real estate loans are taken into income to the extent they represent the direct cost of initiating a loan. The amount in excess of direct costs is deferred and amortized over the expected life of the loan.

Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full or timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

The Company adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting for Impairment of a Loan - Income Recognition and Disclosure." These standards require impaired loans to be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. Cash receipts on impaired loans which are accruing interest are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income thereafter.

Allowance for Loan Losses. The allowance for loan losses is established through provisions charged to operations. Such provisions are based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans and such other factors which, in management's judgment, deserve recognition in estimating loan losses. Loans are charged off when, in the opinion of management, such loans are deemed to be uncollectible. Subsequent recoveries are added to the allowance.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses of loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Property and Equipment. Building, furniture, equipment and leasehold improvements are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

Other Real Estate. Other real estate represents property acquired through foreclosure or in satisfaction of loans. Other real estate is carried at the lower of: (i) cost; or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure or acceptance in satisfaction of loans over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on sale and any subsequent adjustments to reflect changes in fair value and selling costs are recorded as a component of income. Costs of improvements to other real estate are capitalized, while costs associated with holding other real estate are charged to operations.

Income Taxes. The consolidated financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. The Company files a consolidated income tax return. Taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Profit Sharing. The Company has a noncontributory profit sharing plan that covers all eligible employees. The annual contribution to the plan is determined by the Board of Directors. Such contribution cannot exceed amounts allowable as a deduction for federal income tax purposes.

Restriction on Cash and Due from Banks. The Bank is required to maintain reserve funds in cash or on deposits with the Federal Reserve System. The required reserves at December 31, 1997 and 1996 were approximately $199,000 and $190,000, respectively.

Statement of Cash Flows. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased or sold for one day periods.

Earnings Per Share ("EPS"). The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting EPS. Because the Company has a complex capital structure, it is required to report: (i) basic EPS; and (ii) diluted EPS. Basic EPS is defined as the amount of earnings available to each share of common stock outstanding during the reporting period. Diluted EPS is defined as the amount of earnings available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common stock for all dilutive potential common stock outstanding during the reporting period.

Basic EPS is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted EPS is computed assuming the conversion of all warrants and options.

For the year ended December 31, 1997, basic EPS and diluted EPS were computed as follows:

                             Basic EPS                Diluted EPS
                Numerator   Denominator   Numerator   Denominator

Net income      $1,041,093                $1,041,943
Weighted
 average
 shares                       1,058,866                 1,058,866
Options,
 warrants                                    220,597
                ----------   -----------    --------    ---------
 Totals         $1,041,943     1,058,866  $1,041,943    1,279,463
                ==========   ===========  ==========    =========
EPS                       $.98                      $.81
                          ====                      ====

NOTE 3 - FEDERAL FUNDS SOLD

The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 1997 and 1996, the Bank sold $2,250,000 and $2,600,000, respectively, to other banks through the federal funds market.

NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

The amortized costs and estimated market values of securities available-for-sale as of December 31, 1997 follow:

                                     Estimated
Description                      Amortized Costs    Market Values

U.S. Agency securities             $ 5,484,327       $ 5,480,504
FRB stock                               99,000            99,000
FHLB stock                             231,400           231,400
Municipal securities                 1,167,580         1,187,667
Mortgage backed securities              19,338            19,338
CDS at other banks                      60,000            60,000
                                   -----------       -----------
  Total securities                 $ 7,061,645       $ 7,077,909
                                   ===========       ===========



                                             Gross Unrealized

Description                          Gains            Losses

U.S. Agency securities           $     7,923      $   (11,746)
FRB stock                                ---              ---
FHLB stock                               ---              ---
Municipal securities                  20,701             (614)
Mortgage backed securities               ---              ---
CDS at other banks                       ---              ---
                                 -----------      -----------
  Total securities               $    28,624      $   (12,360)
                                 ===========      ===========


The amortized costs and estimated market values of securities available-for-sale as of December 31, 1996 follow:

                                  Estimated
Description                     Amortized Costs  Market Values

U.S. Agency securities           $ 5,505,952      $ 5,465,945
FRB stock                             99,000           99,000
FHLB stock                           201,000          201,000
Municipal securities               1,708,040        1,734,904
CDS at other banks                   100,000          100,000
                                 -----------      -----------
  Total securities               $ 7,613,992      $ 7,600,849
                                 ===========      ===========


                                        Gross Unrealized
Description                         Gains            Losses

U.S. Agency securities           $     1,943      $   (41,950)
FRB stock                                ---              ---
FHLB stock                               ---              ---
Municipal securities                   6,864              ---


CDS at other banks                       ---              ---
                                 -----------      -----------
  Total securities               $    28,807      $   (41,950)
                                 ===========      ===========

All national banks are required to hold FRB stock and all members of the Federal Home Loan Bank are required to hold FHLB stock.
No ready market exists for either stock and neither stock has a quoted market value. Accordingly, both FRB stock and FHLB stock are reported at cost.

The amortized costs and estimated market values of securities available-for-sale at December 31, 1997, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                  Estimated
Description                    Amortized Costs  Market Values

Due in one year or less          $ 1,202,085     $ 1,205,024
Due after one through five years   5,429,160       5,433,921
Due after five through ten years     100,000         108,564
FRB stock (no maturity)               99,000          99,000
FHLB stock (no maturity)             231,400         231,400
                                 -----------      -----------
        Total securities         $ 7,061,645     $ 7,077,909
                                 ===========     ===========


Proceeds from sales of securities during 1997 were $496,626. Net gains of $4,773 were realized on those sales. Proceeds from sales of securities during 1996 were $2,740,796. Net losses of $2,811 were realized on those sales.

As of December 31, 1997, an aggregate amount of $2,750,000, consisting of total or portions of seven securities, were pledged as collateral for public funds deposits aggregating $3,706,172. As of December 31, 1996, an aggregate amount of $2,110,000, consisting of total or portions of five securities, were pledged as collateral for public funds deposits aggregating $2,226,302.


NOTE 5 - LOANS

The composition of net loans by major loan category, as of December 31, 1997 and 1996, follows:


                                          December 31,
                                     1997          1996

Commercial, financial,
   agricultural                  $56,442,799     $43,230,547
Real estate - construction           188,759         202,844
Real estate - mortgage            13,049,306       1,149,943
Installment                        7,676,118       7,146,751
                                 -----------      -----------
Loans, gross                     $77,356,982     $61,730,085
Deduct:
  Allowance for loan losses       (1,565,923)     (1,200,398
                                 -----------     -----------
  Loans, net                     $75,791,059     $60,529,687
                                 ===========      ===========

Loans in nonaccrual status amounted to $16,600 and $93,505 at December 31, 1997 and 1996 respectively. If interest had been accrued on those loans, interest income would have increased by $930 and $6,400 for the years ended December 31, 1997 and 1996, respectively. The above nonaccruing loans were the only impaired loans at December 31, 1997 and 1996. The amounts included in the allowance for loan losses relating to these impaired loans were $2,500 and $19,700 at December 31, 1997 and 1996, respectively. The average recorded investments in impaired loans during 1997 and 1996 were $211,520 and $105,340, respectively. Interest income recognized for impaired loans during 1997 and 1996 was approximately $16,300 and $8,300 respectively.


NOTE 6 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is a valuation reserve available to absorb future loan charge-offs. The allowance is increased by provisions charged to operating expenses and by recoveries of loans which were previously written-off. The allowance is decreased by the aggregate loan balances, if any, which were deemed uncollectible during the year.

Activity within the allowance for loan losses account for the years ended December 31, 1997 and 1996 follows:

                                    Years ended December 31,
                                      1997             1996

Balance, beginning of year       $ 1,200,398      $  922,613
Add: Provision for loan losses       735,300         473,000
Add: Recoveries of previously
 charged off amounts                 106,337           33,744
                                 -----------      -----------
  Total                          $ 2,042,035       $1,429,357
Deduct: Amount charged-off          (476,112)        (228,959)
                                 -----------      -----------
Balance, end of year             $ 1,565,923       $1,200,398


NOTE 7 - PROPERTY AND EQUIPMENT

Building, furniture, equipment, land and land improvements are stated at cost less accumulated depreciation. Components of property and equipment included in the consolidated balance sheets at December 31, 1997 and 1996 follow:

                                           December 31,
                                      1997             1996

Land                             $   155,018      $    61,168
Land improvements                     43,111           43,111
Leasehold improvements               166,500              ---
Building                             939,338          939,338
Furniture and equipment              851,461          718,476

  Property and equipment, gross  $ 2,155,428      $ 1,762,093
Deduct:
  Accumulated depreciation          (831,552)        (744,883)
  Property and equipment, net    $ 1,323,876      $ 1,017,210
                                 ===========      ===========

Depreciation expense for the years ended December 31, 1997 and 1996 amounted to $130,746 and $132,722, respectively.
Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

Type of Asset                   Life in Years    Depreciation
Method

Land improvements                  2 to 7        Straight-line
Furniture and equipment            1 to 7        Straight-line
Building                             32          Straight-line
Leasehold improvements                5          Straight-line


NOTE 8 - COMMITMENTS AND CONTINGENCIES

Please refer to Note 15 concerning warrants and options earned by directors and executive officers.

Please refer to Note 14 for the discussion concerning the lease of the Bank's equipment.

Please refer to Note 17 concerning financial instruments with off-balance sheet risk.

The Bank entered into a five-year operating lease with respect to its branch located in Cordele, Georgia. Upon expiration, on September 19, 2002, the lease is renewable for two successive five-year periods. The approximate future minimum rental commitments for the above lease as of December 31, 1997 are show below:

         Calendar Year               Amount

             1998                  $  25,000
             1999                     25,000
             2000                     25,000
             2001                     25,000
             2002                     18,500
                                   ---------
                        Total      $ 118,500
                                                           =========

NOTE 9 - DEPOSITS

The following details deposit accounts at December 31, 1997 and 1996:



                                                December 31,
                                          1997             1996

Non-interest bearing deposits       $  7,488,707     $  5,859,192
Interest bearing deposits:
  NOW accounts                         6,585,459        6,383,195
  Money market accounts                4,456,079        4,362,343
  Savings                              1,259,557        1,154,747
  Time, less than $100,000            48,487,604       38,207,715
  Time, $100,000 and over             15,564,753       14,126,336
                                    ------------     ------------
     Total deposits                 $ 83,842,159     $ 70,093,528
                                    ============     ============


NOTE 10 - SHAREHOLDERS' EQUITY

On September 25, 1997 the Company's Board declared a three-for-one stock split, in the form of a 200% stock dividend, to all shareholders of record as of October 1, 1997. The par value per share was reduced from $5.00 per share to zero. The Company currently has 10.0 million shares authorized: 1,054,251 and 1,060,251 shares outstanding at December 31, 1997 and 1996, respectively. There are 289,002 warrants and 73,920 options outstanding at December 31, 1997. Each warrant and/or option can be converted into one share of the Company's common stock upon surrender and payment of $3.33.


NOTE 11 - INTEREST ON DEPOSITS AND BORROWINGS

A summary of interest expense for the years ended December 31, 1997 and 1996 follows:

                                               December 31,
                                          1997             1996

Interest on NOW accounts            $    211,537     $    164,863
Interest on money market accounts        153,630          144,484
Interest on savings accounts              41,575           39,379
Interest on CDS under $100,000         2,658,701        2,235,709
Interest on CDS $100,000 and over        899,281          851,842
Interest on federal funds purchased          679            1,939
Interest, other borrowings                   226            5,132
                                    ------------     ------------
  Total interest on deposits
  and borrowings                    $  3,965,629     $  3,443,348


NOTE 12- Other Operating Expenses

A summary of other operating expenses for the years ended
December 31, 1997 and 1996 follows:

                                             December 31,
                                         1997             1996

Stationary and supplies             $     68,050     $
50,802
Regulatory fees                           50,058          117,054
Courier & postage                         39,258           38,540
Advertising & business development        85,831           67,903
Utilities and telephone                   47,834           47,301
Directors' fees                           90,700           69,550
Taxes and licenses                        60,309           54,515
All other operating expenses             172,236          178,085
                                     ------------     -----------
   Total other operating expenses   $    614,276     $    623,750
                                    ============     ============

NOTE 13 - INCOME TAXES

As of December 31, 1997 and 1996, the Company's provision for income taxes consisted of the following:

                                               December 31,
                                          1997             1996

Current                             $    735,153    $     554,816
Deferred                                  99,839          106,225
                                    ------------     ------------
Federal income tax expense          $    834,992    $     661,041
                                    ============    =============


Deferred income taxes consist of the following:

                                         1997             1996

Provision for loan losses           $    124,278     $     94,447
Other real estate                        (30,600)          13,600
Other                                      6,161
(1,822)
                                    ------------     ------------
Total                               $     99,839     $    106,225
                                    ============     ============

The Company's provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of federal statutory income taxes to the Company's actual income tax provision follows:


                                         Years Ended December 31
                                          1997             1996

Income taxes at statutory rate      $    638,160     $    545,224
State tax, net of Federal benefits        80,011           70,306
Change in valuation allowance            124,278          129,801
Other                                     (7,457)
(84,290)
                                    ------------     ------------
Total                               $    834,992     $    661,041
                                    ============     ============


The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 1997 and 1996 are presented below:

                                        1997             1996
Deferred tax assets:

Allowance for loan losses         $     487,143    $     362,865
Other real estate write-down                ---           30,600
Unrealized gain, securities              (5,530)           4,469
Deferred asset, depreciation              3,278           (1,822)
Valuation reserve                      (465,054)        (340,776)
                                    ------------     ------------
    Net deferred tax asset         $     19,837     $     55,336
                                    ============     ============

There was a net change in the valuation allowance during 1996 and 1997. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 1997.

NOTE 14 - CAPITAL LEASES

The Bank leased equipment (under two separate agreements) that is used in the ordinary course of business for operational needs. The leased equipment is a component of property and equipment on the consolidated balance sheets, and its cost is capitalized. Costs for leased equipment amounting to $247,897 and $152,984 were incurred during 1992 and 1991, respectively. The leases entered into during 1992 and 1991 were paid in full during 1997 and 1996, respectively.

Total payments during 1997 and 1996 under the two leases aggregated $34,727 and $58,426, respectively.

NOTE 15 - RELATED PARTY TRANSACTIONS

Stock Warrants and Options. In consideration of the directors' financial risks and efforts in organizing the Company and the Bank, each director was offered the opportunity to purchase investment units consisting of one share of the Company's common stock and a warrant to purchase one share of the Company's common stock. Each warrant entitles its holder to purchase the Company's common stock at a price of $3.33 per share at any time during the warrant's term of ten years. Directors were issued 293,250 non-transferable warrants during the Company's initial offering, and as of December 31, 1997 and 1996, there remained 289,002 outstanding warrants.

The president and executive vice president each have earned options to purchase 42,240 and 31,680 shares of the Company's common stock, respectively. The options are exercisable at $3.33 per share and mature at the end of seven years from the date of grant. All the options were outstanding at December 31, 1997 and 1996.

Borrowings and Deposits by Directors and Executive Officers. Certain directors, executive officers and companies with which they are affiliated, are customers of and have banking transactions with the Bank in the ordinary course of business.
As of December 31, 1997 and 1996, loans outstanding to directors, their related interests and executive officers aggregated $3,191,232 and $1,579,651, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions.

A summary of loan transactions with directors, including their affiliates, and executive officers during 1997 and 1996 follows:

                                         1997             1996

Balance, beginning of year          $  1,579,651    $  2,193,261
  New loans                            2,218,615       1,226,144
  Less:  loan payments                  (607,034)     (1,839,754)
                                    ------------     ------------
Balance, end of year                $  3,191,232    $  1,579,651

Deposits by directors and their related interests, at December
31, 1997 and 1996, approximated  $3,464,115 and $2,699,257,
respectively.

Total directors' fees aggregated $90,700 in 1997 and $69,550 in 1996.

NOTE 16 - EMPLOYEE BENEFIT PLAN

A profit sharing plan (the "Plan") was established by the Bank to provide for participation in profits by employees or their beneficiaries. The Plan has a pre-determined formula for allocating contributions among participants and for distributing funds upon the occurrence of certain events. For the years ended December 31, 1997 and 1996, the Bank contributed $109,247 and $84,600, respectively, to the Plan.

NOTE 17 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the ordinary course of business, and to meet the financing needs of its customers, the Company is a party to various financial instruments with off-balance sheet risk. These financial instruments, which include commitments to extend credit and standby letters of credit, involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contract amount of those instruments reflects the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 1997 and 1996, unfunded commitments to extend credit were $5,955,959 and $5,017,054, respectively. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies, but may include accounts receivable, inventory, property, plant and equipment, farm products, livestock and income producing commercial properties.

At December 31, 1997 and 1996, commitments under letters of credit aggregated approximately $235,000 and $430,823, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral varies but may include accounts receivable, inventory, equipment, marketable securities and property. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

The Company makes commercial, agricultural, real estate and consumer loans to individuals and businesses located in and around Turner County, Georgia. The Company does not have a significant concentration of credit risk with any individual borrower. However, a substantial portion of the Company's loan portfolio is collateralized by real estate (mainly farmland) located in and around Turner County, Georgia.

NOTE 18 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as Well Capitalized. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain minimum total risk based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Company's capital category. The actual capital amounts and ratios are also presented in the table below.

Minimum Regulatory Capital Guidelines for Banks

(Dollars                           Adequately        Well
in thousands)          Actual      Capitalized    Capitalized
As of December     Amount  Ratio  Amount  Ratio  Amount  Ratio
 31, 1997:

Total capital-
 risk-based (to
 risk-weighted
 assets):
  Bank            $8,031  10.9%  $5,894  >  8%  $7,368  > 10%
  Consolidated     8,097  11.0%   5,889  >  8%     N/A    N/A
Tier 1 capital-
 risk-based (to
 risk-weighted
 assets):
  Bank            $7,103   9.6%  $2,960  >  4%  $4,439  >  6%
  Consolidated     7,167   9.7%   2,955  >  4%     N/A    N/A
Tier 1 capital-
 leverage (to
 average
 assets):
  Bank            $7,103   8.1%  $3,508  >  4%  $4,385  >  5%
  Consolidated     7,167   8.1%   3,539  >  4%     N/A    N/A


Minimum Regulatory Capital Guidelines for Banks

(Dollars                         Adequately        Well
in thousands)        Actual      Capitalized    Capitalized
As of December   Amount  Ratio  Amount  Ratio  Amount  Ratio
 31, 1997:

Total capital-
 risk-based (to
 risk-weighted
 assets):
   Bank           $6,898  12.4%  $4,450   >  8% $5,563  > 10%
   Consolidated    6,964   2.5%   4,457   >  8%    N/A    N/A
Tier 1 capital-
 risk-based (to
 risk-weighted
 assets):
  Bank            $6,200  11.1%  $2,234   >  4%  $3,351  > 6%
  Consolidated     6,264  11.2%   2,237   >  4%     N/A   N/A
Tier 1 capital-
 leverage (to
 average assets):
  Bank            $6,200    8.1% $3,062   >  4%  $3,827  > 5%
  Consolidated     6,264    8.2%  3,056   >  4%     N/A   N/A

NOTE 19 - DIVIDENDS

The primary source of funds available to the Company to pay shareholder dividends and other expenses is from the Bank. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank's capital adequacy. The amount of cash dividends available from the Bank for payment in 1998 is $1,804,702 plus 1998 net earnings of the Bank. At December 31, 1997, $5,308,997 of the Company's investment in the Bank is restricted as to dividend payments from the Bank to the Company. During 1997 and 1996, dividends paid by the Company to its shareholders amounted to $98,957 and $63,615, respectively. On a per share basis, the above dividends amounted to $.093 for 1997 and $.06 for 1996.


NOTE 20 - PARENT COMPANY FINANCIAL INFORMATION

This information should be read in conjunction with the other notes to the consolidated financial statements.

Parent Company Balance Sheets


Assets:                                 December 31,
                                     1997             1996

Cash                             $        117     $     14,051
Accounts receivable                    21,000           36,258
Investment in Cds                      60,000          100,000
Investment in the Bank              7,113,719        6,191,236
                                 ------------     ------------
  Total Assets                   $  7,194,836     $  6,341,545
                                 ============      ============

Liabilities and Shareholders'
   Equity:
Income taxes payable             $      4,664     $     79,268
Other liabilities                      12,500            7,000
                                 ------------     ------------
 Total Liabilities               $     17,164     $     86,268
                                 ------------     ------------
Common stock                     $  3,479,988     $  3,479,988
Treasury stock                        (40,000)             ---
Retained earnings                   3,726,950        2,783,964
Unrealized gain on securities          10,734           (8,675)
                                 ------------     ------------
  Total Shareholders' equity     $  7,177,672     $  6,255,277
                                 ------------     ------------
  Total Liabilities and
    Shareholders' equity         $  7,194,836     $  6,341,545
                                 ============     ============

Parent Company Statements of Income

                                        Years Ended December 31,
Revenues:                             1997             1996
  Interest Income                $      5,352     $      4,647
  Dividends from Bank                 185,000           65,000
                                 ------------     ------------
    Total revenues               $    190,352     $     69,647
                                 ------------     ------------
Expenses:
  Professional fees              $     61,013     $     27,920
  Other expenses                       11,471            4,855
                                 ------------     ------------
    Total expenses               $     72,484     $     32,775
                                 ------------     ------------
Income before taxes and equity in
  undistributed earnings in Bank $    117,868     $     36,872
Tax (benefit)                         (21,000)          (4,039)
                                 ------------     ------------
Income before equity in undis-
  tributed earnings in Bank      $    138,868     $     40,911
Equity in undistributed earnings
  of Bank                             903,075          901,647
                                 ------------     ------------
    Net Income                   $  1,041,943     $    942,558
                                 ============     ============

Parent Company Statements of Cash Flows


                                         Years Ended December 31,
Cash flows from operating activities:     1996           1997

Net income                          $  1,041,943    $    943,558
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
 Equity in undistributed earnings of
  the Bank                             (903,075)       (901,647)
Decrease in receivables and other
  assets                                 15,259           16,456
(Decrease) in payables                  (69,104)          20,299
Net cash provided by operating     $     85,023     $     77,666

Cash flows from investing activities:

Decrease in CDS invested at other
 banks                             $     40,000     $        ---
Net cash provided by financing
 activities                        $     40,000     $        ---

Cash flows from financing activities:

Payment of cash dividends          $    (98,957)    $    (63,615)
Purchase of treasury stock              (40,000)    $         ---
Net cash used by financing
 activities                        $   (138,957)    $    (63,615)
Net (decrease) in cash and cash
 equivalents                       $    (13,934)    $     14,051
Cash and cash equivalents, beginning
 of the year                             14,051              ---
                                   ------------     ------------
Cash and cash equivalents,
 end of year                       $        117     $     14,051
                                   ============    =============
NOTE 21- SUBSEQUENT EVENTS

Subsequent to December 31, 1997, and prior to the date of this report, the Company declared a dividend of $.10 per share for each share of its common stock outstanding. Any declaration of future dividends is within the Board of Directors' discretion and will depend, among other things, on general business conditions, the banking industry, the Company's earnings and capital needs and any applicable regulatory requirements.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES, OR ANY OFFER OF SUCH SHARES OF COMMON STOCK TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR THE DATE HEREOF. HOWEVER, DURING THE PERIOD IN WHICH OFFERS OR SALES ARE BEING MADE HEREUNDER, THE COMPANY IS REQUIRED TO UPDATE THE PROSPECTUS TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT.

     UNTIL _______________, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                      [end of outside back cover page]



                              PART II


INFORMATION  NOT REQUIRED IN PROSPECTUS
=======================================

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

As provided under Georgia law, the Company's Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages, for breach of duty of care or any other fiduciary duty owed to the Company as a director, except that such provisions shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Company; (b) for acts or omissions which involve intentional misconduct or knowing violation of law; (c) for unlawful corporate distributions; or (d) for any transaction from which the director received an improper personal benefit.

Article 9.3 of the Company's Bylaws provides that the Company shall indemnify a director, officer, employee or agent who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he was a director of the Company, against reasonable expenses incurred by him in connection with such defense.

The Company's Bylaws also provide that the Company may indemnify any director, officer, employee or agent made a party to a proceeding because he or is or was a director, officer, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he or she had no reasonable call to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Chairman of the Board of Directors; (b) a majority of a committee of disinterested Directors; (c) independent legal counsel; or (d) an affirmative vote of a majority of Shares held by all the shareholders (other than the interested directors). No indemnification may be made to or on behalf of a director, officer, employee or agent (1) in connection with a proceeding by or in the right of the Company in which such person was adjudged liable to the Company, or (2) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission.

         SEC Registration Fee              $    1,180
         Blue Sky Fees and Expenses             1,500
         Printing and Engraving Expenses       13,500
         Legal Fees and Expenses               60,000
         Financial Advisors Fees               43,500
         Accounting Fees and Expenses           8,000
         Escrow Agent Fee                       2,000
                                            ---------
                          Total             $ 129,680
                                            =========
ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Not applicable.

ITEM 27.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

Number     Description of Exhibit

3.1 Restated Articles of Incorporation of Registrant as amended on November 11 1997.(1)

3.2 By-laws of Registrant (incorporated by reference to Exhibit 3(b) of Registration Statement on Form S-18,
           File No. 33-31013-A).

4.1        Escrow Agreement between Registrant and The Bankers
           Bank as Escrow Agent, dated April __, 1998.

5.1        Legal opinion of Dinur & Associates, P.C.

10.1 Bank Development Agreement executed by Registrant, effective December 27, 1997 (incorporated by reference to Exhibit 10(a)of Annual Report on Form 10-KSB, File
           No.33-31013-A.

10.2       Amendment to Bank Development Agreement, executed by
           Registrant, effective April 14, 1998.

10.2A Second Amendment to Bank Development Agreement, executed by Registrant, effective April 22, 1998.

10.3       Employment Agreement between Registrant and Rowland T.
           Eskridge, Sr., dated December 27, 1997 (incorporated by
           reference to Exhibit 10(b) of Annual Report on Form
           10-KSB, File No. 33-31013-A

21         Subsidiaries of Registrant.

23.1       Consent of Francis & Co., CPAs



(1)  Restated pursuant to Rule 102(c) of Registration S-T and
Item 601(b)(3) of Regulation S-B.


ITEM 28.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, post-effective amendment to this Registration
Statement to:

          (i)     Include any prospectus required by section
                  10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
           (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certified that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Ashburn, State of Georgia on the 28th day of April, 1998.

COMMUNITY NATIONAL BANCORPORATION

By:/s/
   T. Brinson Brock, Sr., Executive Vice President,
   Principal Executive Officer and Principal
   Accounting Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature                 Title                     Date

/s/                       Director, Executive   April 28, 1998
T. Brinson Brock, Sr.      Vice President and
                           Acting Chief
                           Executive Officer
/s/                       Director              April 28, 1998
Willis R. Collins

/s/                       Director              April 28, 1998
Gene Stallings Crawford
/                         Director              April 28, 1998
Benny Warren Denham
/                         Director              April 28, 1998
Lloyd Greer Ewing
/                         Director              April 28, 1998
Grady Elmer Moore
/                         Director              April 28, 1998
Sara Ruth Raines

/s/                       Director, President   April 28, 1998
Theron G. Reed

/s/                       Director              April 28, 1998
Benjamin E. Walker

/s/                       Director              April 28, 1998
Jimmie Ann Ward

/s/                       Director              April 28, 1998
Freddie J. Weston, Jr.



APPENDIX A
=========

COMMUNITY NATIONAL BANCORPORATION SUBSCRIPTION AGREEMENT
========================================================

TO:  T. Brinson Brock, Sr.
     Executive Vice President
     Community National Bancorporation
     561 E. Washington Avenue
     Box 2619
     Ashburn, GA 31714-2619

Gentlemen:

You have informed me that Community National Bancorporation, a Georgia corporation (the "Company"), is offering 400,000 Shares of the Company's Common Stock at a price of $10.00 per Share payable as provided herein and as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the "Prospectus").

1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment indicated below in United States currency by check, bank draft or money order payable to "The Bankers Bank" as Escrow Agent for Community National Bancorporation", representing the payment of $10.00 per Share for the number of Shares indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of Units for which the undersigned has subscribed, indicating acceptance of less than all of the Shares subscribed on its written form of acceptance.

3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges receipt of a copy of the Prospectus, and represents that this subscription is made solely on the basis of the information contained in the Prospectus and is not made in reliance on any inducement, representation or statement not contained in the Prospectus. The undersigned understands that no person (including any director) has authority to give any information or make any representation not contained in the Prospectus, and if given or made, such information and representations should not be relied upon as having been made by the directors or the Company. This Subscription Agreement and the Prospectus contain the entire agreement and understanding among the undersigned, the directors and the Company with respect to the offering and sale of Shares to the undersigned. This Subscription Agreement creates a legally binding obligation, and the undersigned agrees to be bound by the terms of this Agreement.

4. REVOCATION. The undersigned agrees that once this Subscription Agreement is tendered to the Company it may not be withdrawn by the undersigned and that this Agreement shall survive the death or disability of the undersigned.

BY EXECUTING THIS AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY
RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS,
INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE
ACT OF 1934.

Please indicate in the space provided below ("Registration
Instructions") the exact name or names and address in which the stock certificate representing Shares subscribed for hereunder should be registered.

--------------------------         ------------------------(L.S.)
No.of Shares Subscribed at         (Signature of Subscriber)
 $10.00 per Share

$-------------------------         -------------------------
Total (Funds Tendered)             Name (Please Print)

                                   ------------------------(L.S.)
                                  (Signature of Subscriber)

                                   -------------------------
                                   Name (Please Print)

                                   Date:               , 1998
                                        ---------------
                                   Residence Address:
                                   ---------------------------
                                   ----------------------------
                                   -----------------------------
                                   City, State and Zip Code


                                   -----------------------------
                                   Social Security Number or
                                   other Taxpayer Identification
                                   Number


REGISTRATION INSTRUCTIONS
=========================

Name or Names:
              --------------------------------------------------

Mailing Address:
               -------------------------------------------------

               -------------------------------------------------

Social Security Number or
Taxpayer Identification Number
                              -----------------------------------


If certificates will be registered in more than one name, please print the full name of each person or entity and indicate the type of legal ownership by using the following abbreviations. If you fail to identify the type of legal ownership, certificates for subscriptions made in the name of two or more persons will be issued in the names of such persons as joint tenants with right of survivorship, and not as tenants in common.

TEN COM - As Tenants in Common
TEN ENT - As Tenants by the Entireties
JT TEN  - As Joint Tenants with Right of Survivorship and not as
          Tenants in Common
UNIF GIFT MIN ACT - Under Uniform Gifts to Minor Act,

                            Custodian:
                                      ---------------------------

                           Minor:
                                 --------------------------------


FEDERAL INCOME TAX BACKUP WITHHOLDING
=====================================

In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Escrow Agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

If backup withholding applies, the Escrow Agent is required to withhold 20% of payments of interest made to such subscriber. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

If the shareholder has not been issued a TIN and has applied or intends to apply for a TIN in the near future, then "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9. In such case, if the Escrow Agent is not provided with a TIN within 60 days then, the Escrow Agent will withhold 20% of interest payments thereafter made to each subscriber until a TIN is provided to the Escrow Agent.


SUBSTITUTE FORM W-9
===================

Under penalties of perjury, I certify that: (1) The number shown on this form is my correct Taxpayer Identification Number or I am waiting for a Taxpayer Identification Number to be issued to me, and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under-reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

Each Subscriber Should Complete this Section.

---------------------------     ----------------------------
Signature of Subscriber         Signature of Subscriber

---------------------------     ----------------------------
Printed Name                    Printed Name

---------------------------     ----------------------------
Social Security or Employer     Social Security or Employer
Identification No.              Identification No.

TO BE COMPLETED BY THE COMPANY;
==============================

Accepted as of             , 1998, as to            Shares.
              -------------             -----------

                                COMMUNITY NATIONAL BANCORPORATION

                                 By:
                                    ----------------------------



EXHIBIT 3.1
===========

RESTATED ARTICLES OF INCORPORATION
OF
COMMUNITY NATIONAL BANCORPORATION
==================================

                                    1.

The name of the Corporation is "Community National
Bancorporation".

                                    2.

The aggregate number of shares which the Corporation shall have authority to issue is ten million (10,000,000), all of which shall be common shares with no par value.

                                   3.

The address of the initial registered office of the Corporation shall be located at 707 Hudson Avenue, Ashburn, Turner County,
Georgia 31714, Attention: Theron G. Reed, registered agent of the
Corporation.

                                  4.

The name and address of the Incorporator is Theron G. Reed, 707
Hudson Avenue, Ashburn, Turner County, Georgia 31714.

                                  5.

The mailing address of the initial principal office of the Corporation is 707 Hudson Avenue, Ashburn, Turner County, Georgia
31714.

                                  6.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, or any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in
Section 14-2-831 of the Georgia Business Corporation Code; or
(iv) for any transaction from which the director received an improper personal benefit.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 11th day of November, 1997.

By: /s/
Theron G. Reed, President


EXHIBIT 4.1
===========

ESCROW AGREEMENT
================

THIS ESCROW AGREEMENT (this "Agreement") is entered into effective as of the __ day of April, 1998, by and between Community National Bancorporation, a Georgia corporation (the
"Company"), and The Bankers Bank (the "Escrow Agent").

                              W I T N E S S E T H :

WHEREAS, the Company proposes to offer and sell (the "Offering") up to 400,000 shares of Common Stock, No par value per share (the
"Shares"), to investors at $10.00 per Share pursuant to a registered public offering; and

WHEREAS, the Company desires to establish an escrow for funds forwarded by subscribers for Shares, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Deposit with Escrow Agent
-----------------------------

  (a) The Escrow Agent agrees that it will from time to time accept, in its capacity as escrow agent, subscription funds for the Shares (the "Escrowed Funds) received by it from subscribers or from the Company when it has received checks from subscribers. All checks shall be made payable to the Escrow Agent. If any check does not clear normal banking channels in due course, the Escrow Agent will promptly notify the Company. Any check which does not clear normal banking channels and is returned by the drawer's bank to Escrow Agent will be promptly turned over to the Company along with all other subscription documents relating to such check. Any check received that is made payable to a party other than the Escrow Agent shall be returned to the Company for return to the proper party. The Company in its sole and absolute discretion may reject any subscription for Shares for any reason and upon such rejection it shall notify and instruct the Escrow Agent in writing to return the Escrowed funds by check made payable to the subscriber. If the Company rejects or cancels any subscription for any reason, the Company will retain any interest earned on the Escrowed Funds to help defray organizational costs.

  (b) Subscription agreements for the Shares shall be reviewed for accuracy by the Company and, immediately thereafter, the Company shall deliver to the Escrow Agent the following information: (i) the name and address of the subscriber; (ii) the number of Shares subscribed for by such subscriber; (iii) the subscription price paid by such subscriber; (iv) the subscriber's tax identification number certified by such subscriber; and (v) a copy of the subscription agreement.

2.   Investment of Escrowed Funds
----------------------------------

Upon collection of each check by the Escrow Agent, the Escrow Agent shall invest the funds in deposit accounts or certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation or another agency of the United States government, short-term securities issued or fully guaranteed by the United States government, federal funds or such other investments as the Escrow Agent and the Company shall agree. The Company shall provide the Escrow Agent with instructions from time to time concerning in which of the specific investment instruments described above the Escrowed Funds shall be invested, and the Escrow Agent shall adhere to such instructions. Interest and other earnings shall be invested, and the Escrow Agent shall adhere to such instructions. Unless and until otherwise instructed by the Company, the Escrow Agent shall by means of a "Sweep" or other automatic investment program invest the Escrowed Funds in blocks of $10,000 in federal funds. Interest and other earnings shall start accruing on such funds as soon as such funds would be deemed to be available for access under applicable banking laws and pursuant to the Escrow Agent's own banking policies.

3.  Distribution of Escrowed Funds
----------------------------------

The Escrow Agent shall distribute the Escrowed Funds in the amounts, at the times, and upon the conditions hereinafter set forth in this Agreement.

(a) If at any time on or prior to the expiration date of the offering as described in the prospectus relating to the offering, (the "Closing Date"), (i) the Escrow Agent has certified to the Company in writing that the Escrow Agent has received at least $3,000,000 in Escrowed Funds, and (ii) the Escrow Agent has received a certificate from the President or the Chairman of the Board of the Company that all other conditions to the release of funds as described in the Company's Registration Statement filed with the Securities and Exchange Commission pertaining to the public offering have been met, then the Escrow Agent shall deliver the Escrowed Funds to the Company to the extent such Escrowed Funds are collected funds. If any portion of the Escrowed Funds are not collected funds, then the Escrow Agent shall notify the Company of such facts and shall distribute such funds to the Company only after such funds become collected funds. For purposes of this Agreement, "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels. In all events, the Escrow Agent shall deliver not less than $3,000,000 in collected funds to the Company, except as provided in Paragraph 3(b) hereof.

(b) If the Escrowed Funds do not, on or prior to the Closing Date, become deliverable to the Company based on failure to meet the conditions described in Paragraph 3(a), or if the Company terminates the offering at any time prior to the Closing Date and deliver written notice to the Escrow Agent of such termination (the "Termination Notice"), the Escrow Agent shall return the Escrowed Funds which are collected funds as directed in writing by the Company to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them. All uncleared checks representing Escrowed Funds which are not collected funds as of the Initial Closing Date shall be collected by the Escrow Agent, and together with all related subscription documents thereof shall be delivered to the Company by the Escrow Agent, unless the Escrow Agent is otherwise specifically directed in writing by the Company.

4.  Distribution of Interest
----------------------------

Any interest earned on the Escrowed Funds shall be retained by the Company.

5.  Fee of Escrow Agent
-----------------------

The Company shall pay the Escrow Agent a fee of $2,000 for its services hereunder. The escrow account will accrue a service charge of $15.00 per month. In addition, a $20.00 per check fee will be charged if the escrow account has to be refunded due to a failure to complete the subscription. All of these fees are payable upon the release of the Escrowed Funds, and the Escrow Agent is hereby authorized to deduct such fees from the Escrowed Funds prior to any release thereof pursuant to Section 3 hereof.

6.  Liability of Escrow Agent
-----------------------------

  (a) In performing any of its duties under the Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses, or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect o any questions relating to the duties and responsibilities of the Escrow Agent hereunder; or
(ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

  (b) The Company agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed by the Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, including, without limitation, any litigation arising from this Escrow Agreement or involving the subject matter thereof; except, that if the Escrow Agent shall be found guilty of willful misconduct or gross negligence under this Agreement, then, in that event, the Escrow Agent shall bear all such losses, claims, damages and expenses.

  (c) If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall retain legal counsel of its choice as it reasonably may deem necessary to advise it concerning its obligations hereunder and to represent it in any litigation to which it may be a party be reason of this Agreement. The Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. In connection with such dispute, the Company shall indemnify the Escrow Agent against its costs and reasonable attorney's fees incurred.

  (d)  The Escrow Agent may resign at any time upon giving thirty
(30) days written notice to the Company. If a successor escrow agent is not appointed by the Company within thirty (30) days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent and the Escrow Agent herein shall be fully relieved of all liability under this Agreement to any and all parties upon the transfer of the Escrowed Funds and all related documentation thereto, including appropriate information to assist the successor escrow agent with the reporting of earnings of the Escrowed Funds to the appropriate state and federal agencies in accordance with the applicable state and federal income tax laws, to the successor escrow agent designated by the Company appointed by the court.

7.  Appointment of Successor
----------------------------

The Company may, upon delivery of thirty (30) days written notice appointing a successor escrow agent to the Escrow Agent, terminate the services of the Escrow Agent hereunder. In the event of such termination, the Escrow Agent shall immediately deliver to the successor escrows agent selected by the Company, all documentation and Escrowed Funds including interest earnings thereon in its possession, less any fees and expenses due to the Escrow Agent or required to be paid by the Escrow Agent to a third party pursuant to this Agreement.

8.  Notice
----------

All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given three days after having been deposited for mailing if sent by registered mail, or certified mail return receipt requested, or delivery by courier, to the respective addresses set forth below:

If to the subscribers
 for Shares:                   To their respective addresses as
                               specified in their Subscription
                               Agreements.

The Company:                   Community National Bancorporation
                               561 East Washington Avenue
                               Box 2619
                               Ashburn, Georgia 31714
                               Attention: T. Brinson Brock, Sr.

With a copy to:                Dinur & Associates, P.C.
                               One Lakeside Commons
                               990 Hammond Drive, Suite 760
                               Atlanta, Georgia 30325
                               Attention: Daniel D. Dinur

The Escrow Agent:              The Bankers Bank
                               2410 Paces Ferry Road
                               600 Paces Summit
                               Atlanta, Georgia 30339-4098
                               Attention: Mr. William R. Burkett
                                          Senior Vice President

9.  Representation of the Company
---------------------------------

The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder, or otherwise, has investigated the desirability or advisability in an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, not shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than be acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

10.  General
------------

  (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

  (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

  (c) This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

  (d) This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only be a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any part at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any part of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

  (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument.

  (f) This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors and assigns. The Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by or incur any liability with respect to any other agreement or understanding between the parties except as herein expressly provided. the Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

  (g) No interest in any part to this Agreement shall be assignable in the absence of a written agreement by and between all the parties to this Agreement, executed with the same formalities as the original Agreement.


IN WITNESS WHEREOF, the parities have duly executed this Agreement as the date first written above.

COMPANY:                           ESCROW AGENT:

COMMUNITY NATIONAL BANCORPORATION  THE BANKERS BANK


By:/s/                                    By:/s/
T. Brinson Brock, Sr.,                    William R Burkett,
Executive Vice President           Senior Vice President


EXHIBIT 5.1
==========

April 9, 1998

Community National Bancorporation
561 E. Washington Avenue
Ashburn, GA  31714-2619

Re: Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel for Community National Bancorporation (the "Company") in connection with the preparation for the filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 400,000 shares of the Company's common stock, no par value (the "Shares"). The Shares will be issued and sold by the Company through its officers and/or directors.

We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

Based upon such examination and review and upon the representations made to us by the officers and directors of the Company, we are of the opinion that the Shares to be issued have been duly and validly authorized and will be, upon issuance and delivery against payment therefore in the manner contemplated by the Registration Statement, validly issued, and upon such issuance, the Shares will be fully paid and nonassessable.

This firm consents to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


Daniel D. Dinur

DDD/shm


EXHIBIT 10.2
============

AMENDMENT TO BANK DEVELOPMENT AGREEMENT
=======================================

The undersigned parties to that certain Bank Development
Agreement, dated December 27, 1997 (the "Agreement"), hereby amend, pursuant to the provisions of Section F.2. of the Agreement, the Agreement as follows:

1. Delete Section B.2. of the Agreement in its entirety and substitute in lieu thereof the following:

     "2. Cause the preparation and filing, on or before May 15, 1998, of the SB-2, including qualification in Georgia and such other states, if any, as may be determined (after consultation with and input from the Founders) to be optimally conducive to the ultimate success of the
Offering."

2. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be executed and transmitted via facsimile and such facsimile signatures shall constitute original signatures for purposes of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed effective April 15, 1998.

FOUNDERS:

Signed:/s/                            Signed:/s/
       Angela Bryant                         Carrol E. Franklin

Signed:/s/                            Signed:/s/
       Donald M. Crews                       James Hannah

Signed:/s/                            Signed:/s/
       J. Alan Eason                         Maurice Hannah

Signed:/s/                            Signed:/s/
       Rowland T. Eskridge, Sr.              Liz G. Jordan

Signed:/s/                            Signed:/s/
       Bobby Y. Franklin                     Joe Sheppard

COMMUNITY NATIONAL BANCORPORATION

By: /s/
    T. Brinson Brock, Sr.,
    Executive Vice President and
    Chief Accounting Officer


EXHIBIT 10.2A
=============

SECOND AMENDMENT TO BANK DEVELOPMENT AGREEMENT
===============================================

The undersigned parties to that certain Bank Development
Agreement, dated December 27, 1997 (the "Agreement"), hereby amend, pursuant to the provisions of Section F.2. of the Agreement, the Agreement as follows:

1.  Add new paragraph D.1(d) to read as follows:

           "(d) The Board of Directors of Community determines, in good faith, that continuing the Offering would not be in the best interest of Community."

2. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be executed and transmitted via facsimile and such facsimile signatures shall constitute original signatures for purposes of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed effective April 15, 1998.

FOUNDERS:

Signed:/s/                            Signed:/s/
       Angela Bryant                         Carrol E. Franklin

Signed:/s/                            Signed:/s/
       Donald M. Crews                       James Hannah

Signed:/s/                            Signed:/s/
       J. Alan Eason                         Maurice Hannah

Signed:/s/                            Signed:/s/
       Rowland T. Eskridge, Sr.              Liz G. Jordan

Signed:/s/                            Signed:/s/
       Bobby Y. Franklin                     Joe Sheppard

COMMUNITY NATIONAL BANCORPORATION

By: /s/
    T. Brinson Brock, Sr.,
    Executive Vice President and
    Chief Accounting Officer


EXHIBIT 21
==========

Community National Bank
561 East Washington Avenue
Box 2619
Ashburn, Georgia 31714-2619


EXHIBIT 23.1
============

FRANCIS & CO., CPAs

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS
================================================


Community National Bancorporation:

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated February 14, 1998, relating to the consolidated financial statements of Community National
Bancorporation, Ashburn, Georgia, and its subsidiary, and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/
Francis & Co., CPAs

Atlanta, Georgia
April 23, 1998